UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT
PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant    ☑
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☐   Preliminary Proxy Statement
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☑   Definitive Proxy Statement
☐   Definitive Additional Materials
☐   Soliciting Material Pursuant to §240.14a-12
Popular, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee paid previously with preliminary materials.
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Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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POPULAR, INC.
P.O. Box 362708
San Juan, Puerto Rico 00936-2708

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Tuesday, May 1, 2007

To the Stockholders of Popular, Inc.:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of Popular, Inc. ( the “Corporation”) for the year 2007 will be held at 9:00 a.m. local time on Tuesday, May 1, 2007, on the third floor of the Centro Europa Building, in San Juan, Puerto Rico, to consider and act upon the following matters:
(1) To elect three directors assigned to “Class 2” of the Board of Directors of the Corporation for a three-year term;
(2) To ratify the selection of the Corporation’s independent registered public accounting firm for 2007; and
(3) To transact any and all other business as may be properly brought before the Meeting or any adjournments thereof. At present, management knows of no other business to be brought before the Meeting.
     Stockholders of record at the close of business on March 12, 2007 are entitled to notice of and to vote at the Meeting.
     You are cordially invited to attend the Meeting, but even if you don’t attend the Meeting, it is important that your shares be represented and voted. Whether you plan to attend or not, please sign and return the enclosed proxy card so that the Corporation may be assured of the presence of a quorum at the Meeting. A postage-paid envelope is enclosed for your convenience. Remember that you may also vote by telephone or over the Internet. For further details, please refer to the enclosed proxy card.
     San Juan, Puerto Rico, March 19, 2007.

By Order of the Board of Directors,

SAMUEL T. CÉSPEDES
Secretary

ABOUT THE MEETING
What should I receive?
This Proxy Statement, the Corporation’s Annual Report, the Notice of Annual Meeting of Stockholders and the proxy card were sent to stockholders on or about March 19, 2007. The Corporation’s Annual Report includes the audited financial statements for the year ended December 31, 2006, duly certified by PricewaterhouseCoopers LLP, as independent registered public accountants.
Who is soliciting my vote?
The Board of Directors of the Corporation (the “Board”) is soliciting your vote at the Meeting.
What will I be voting on?
The Corporation’s stockholders will be voting on:
     •   Election of directors (see page 7)
     •   Ratification of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2007 (see page 20).
How many votes do I have?
You will have one vote for every share of the Corporation’s shares of common stock, par value $6 per share (“Common Stock”) you owned as of the close of business on March 12, 2007, the record date for the Meeting (the “Record Date”).
How many votes can all stockholders cast?
One vote for each of the Corporation’s 279,087,586 shares of Common Stock that were outstanding on the Record Date. The shares covered by any proxy that is properly executed and received before 9:00 a.m. local time on the day of the Meeting will be voted.
How many votes must be present to hold the Meeting?
A majority of the votes that can be cast. Votes cast by proxy or in person at the Meeting will be counted by ADP Financial Information Services, Inc., an independent third party. We urge you to vote by proxy even if you plan to attend the Meeting, so that we will know as soon as possible that enough votes will be present for us to hold the Meeting.
How do I vote?
You can vote either in person at the Meeting or by proxy without attending the Meeting.
To vote by proxy, you must either
•	Fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage–paid envelope,

•	Vote by telephone (instructions are on the Proxy Card, as authorized by the General Corporation Law of Puerto Rico and the Bylaws of the Corporation),

or

•	Vote over the Internet (instructions are on the proxy card, as authorized by the General Corporation Law of Puerto Rico and the Bylaws of the Corporation).
If you want to vote in person at the Meeting, and you hold your Common Stock through a securities broker or nominee (that is, in street name), you must obtain a proxy from your broker or nominee and bring that proxy to the Meeting.
In addition to solicitation by mail, management may participate in the solicitation of proxies by telephone, personal contacts or otherwise. The Board has engaged the firm of Georgeson & Company, Inc. to aid in the solicitation of proxies. The cost of solicitation will be borne by the Corporation and is estimated at $7,000.
To avoid delays in ballot taking and counting, and in order to ensure that your proxy is voted in accordance with your wishes, compliance with the following instructions is respectfully requested: when signing a proxy as attorney, executor, administrator, trustee, guardian, authorized officer of a corporation, or on behalf of a minor, please give full title. If shares are in the name of more than one record holder, all record holders should sign.
Can I change my vote?
Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or over the Internet, or send a written notice of revocation to the President or Secretary of Popular, Inc., P.O. Box 362708, San Juan, Puerto Rico 00936-2708, delivered before the proxy is exercised. If you attend the Meeting and want to vote in person, you may request that your previously submitted proxy not be used.
What vote is required and how are abstentions and broker non-votes treated?
For purposes of determining quorum, abstentions and broker non-votes will be counted as shares that are present and entitled to vote. A broker non-vote results when a broker or nominee has expressly indicated in the proxy card that it does not have discretionary authority to vote on a particular matter and has not received voting instructions from the beneficial owner. As to the election of directors, the proxy card being provided by the Board enables stockholders to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. The election of directors and the ratification of the independent registered public accounting firm will be acted upon a majority of the votes cast. Therefore, abstentions and broker non-votes will not have an effect on the election of directors of the Corporation, or the ratification of independent registered public accounting firm.
Could other matters be decided at the Meeting?
The Board does not intend to present any business at the Meeting other than that described in the notice of meeting. The Board at this time knows of no other matters which may come before the Meeting. However, if any new matter requiring the vote of the stockholders is properly presented before the Meeting, proxies may be voted with respect thereto in accordance with the best judgment of proxy holders, under the discretionary power granted by stockholders to their proxies in connection with general matters.
What happens if the Meeting is postponed or adjourned?
Your proxy will still be valid and may be voted at the postponed or adjourned Meeting. You will still be able to change or revoke your proxy until it is voted.
PRINCIPAL STOCKHOLDERS
     Following is the information with respect to any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is known to the Corporation to beneficially own more than five percent (5%) of the Common Stock outstanding.

	Amount and Nature	Percent
	of Beneficial	of
Name and Address of Beneficial Owner	Ownership(1)	Class (2)
State Farm Mutual Automobile Insurance Company — One State Farm Plaza, Bloomington,
IL 61710	18,265,553(3)	6.5447

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Act of 1934”)

(2)	Based on 279,087,586 shares of Common Stock outstanding as of February 28, 2007.

(3)	On February 14, 2007, State Farm Mutual Automobile Insurance Company (“State Farm”) and affiliated entities filed Schedule 13G with the Securities and Exchange Commission (the “SEC”) reflecting their Common Stock holdings as of December 31, 2006. According to this statement, State Farm and its affiliates might be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Act of 1934. State Farm and its affiliates could also be deemed to be the beneficial owners of 18,265,553 shares of the Corporation. However, State Farm and each such affiliate disclaim beneficial ownership as to all shares as to which each such person has no right to receive the proceeds of sale of the shares, and also disclaim that they constitute a “group”.

SHARES BENEFICIALLY OWNED BY DIRECTORS AND EXECUTIVE OFFICERS OF THE CORPORATION
     Effective January 1, 2005, the Corporation adopted an Executive Stock Ownership Requirements Policy, which provides that by December 31, 2007, the Named Executive Officers (“NEOs”), defined as the Chief Executive Officer (“CEO”) and Chairman of the Board and the members of the Corporate Leadership Circle ( “CLC”), are required to own Common Stock. For additional information regarding this Policy, refer to the “Compensation Discussion and Analysis - Stock Ownership /Retention Requirements” on page 26.
     Effective June 9, 2004 each director not employed by the Corporation must own Common Stock equal to five times his or her annual retainer. Such ownership level must be achieved by June 9, 2007 for directors serving on June 9, 2004 and within three years of being named or elected as director for directors named or elected subsequently.
     The following table sets forth the beneficial ownership of the Corporation’s Common Stock and Preferred Stock as of February 28, 2007, for each director and nominee for director and each NEO and by all directors (including nominees), NEOs, the Corporation’s Secretary and the Principal Accounting Officer as a group.
COMMON STOCK

	Amount and Nature		Percent of
Name	of Beneficial Ownership(1)		Class
Juan J. Bermúdez	1,385,780	(2)	.4965
José B. Carrión Jr.	2,099,740	(3)	.7524
Richard L. Carrión	3,212,702	(4)	1.1511
María Luisa Ferré	6,509,429	(5)	2.3324
Michael Masin	1,023		.0004
Manuel Morales Jr.	1,036,696	(6)	.3715
Francisco M. Rexach Jr.	368,317	(7)	.1320
Frederic V. Salerno	22,487		.0081
William J. Teuber Jr.	11,159		.0040
José R. Vizcarrondo	374,910	(8)	.1343
David H. Chafey Jr.	512,835		.1838
Jorge A. Junquera	575,572	(9)	.2062
Roberto R. Herencia	234,658	(10)	.0841
Amílcar L. Jordán	99,834		.0358
Tere Loubriel	191,097	(11)	.0685
Brunilda Santos de Álvarez	125,388		.0449
Félix M. Villamil	111,918		.0401

All directors, NEOs, Corporation’s Secretary and the Principal Accounting Officer as a group (19 persons as a group)	16,923,148		6.0637
PREFERRED STOCK

	Amount and Nature		Percent of
Name	of Beneficial Ownership(1)		Class
Richard L. Carrión	7,156	(12)	.0957
All directors, NEOs, Corporation’s Secretary and the Principal Accounting Officer as a group (19 persons as a group)	7,156		.0957

(1)	For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Therefore, it includes the number of shares of Common Stock that could be purchased by exercising stock options that were exercisable as of February 28, 2007 or within 60 days after that date, as follows: Mr. Bermúdez -12,371; Mr. Carrión Jr.- 12,371; Mrs. Ferré -12,371; Mr. Morales -12,371; Mr. Rexach -12,371; Mr. Salerno -3,380; Mr. Vizcarrondo -509; Mr. Chafey -159,544; Mr. Junquera -140,399; Mr. Herencia -127,634; Mr. Jordán -33,464; Mrs. Loubriel -71,795; Mrs. Santos -71,794; Mr. Villamil -60,567 and 735,850 shares for all directors, NEOs and the Principal Accounting Officer as a group. Also, it includes restricted stock awards granted under the Popular, Inc. 2004 Omnibus Incentive Plan, as follows: Mr. Bermúdez -4,299; Mr. Carrión Jr. -7,475; Mr. Carrión -129,997; Mrs. Ferré -6,852; Mr. Masin-1,023; Mr. Morales-7,142; Mr. Rexach -4,360; Mr. Salerno -8,507; Mr. Teuber -6,140; Mr. Vizcarrondo-6,207; Mr. Chafey -63,850; Mr. Junquera – 46,823; Mr. Herencia - 42,566; Mr. Jordán – 25,540; Mrs. Loubriel – 27,668; Mrs. Santos – 25,540; Mr. Villamil – 25,540 and 443,168 shares for all directors, NEOs and the Principal Accounting Officer as a group. As of February 28, 2007, there were 279,087,586 shares of Common Stock outstanding and 7,475,000 shares of preferred stock outstanding.

(2)	Excludes 33,017 shares owned by his wife, as to which Mr. Bermúdez disclaims beneficial ownership.

(3)	Mr. Carrión Jr. owns 1,479,649 shares, and has voting and investment power over 607,720 shares owned by Collosa Corporation which he owns. Excludes 32,833 shares owned by his wife, as to which he disclaims beneficial ownership. Mr. Carrión Jr.’s holding include 9,805,882 shares owned by Junior Investment Corporation, in which he has a 0.29% ownership interest. Mr. Carrión Jr. disclaims beneficial ownership in connection with any shares of the Corporation owned by Junior Investment Corporation.

(4)	Mr. Carrión owns 1,401,492 shares and also has indirect investment power over 54,847 shares owned by his children and 2,077 shares owned by his wife. Mr. Carrión has 1,070,774 shares pledged as collateral. Mr. Carrion’s holdings include 9,805,882 shares owned by Junior Investment Corporation, in which he has a 17.89% ownership interest. Junior Investment Corporation has 354,796 shares pledged as collateral.

(5)	Mrs. Ferré has direct or indirect investment and voting power over 6,497,058 shares of Common Stock. Mrs. Ferré owns 13,689 shares of Common Stock and has indirect investment and voting power over 3,081,082 shares owned by Ferré Investment Fund, Inc., 437,400 shares owned by the Luis A. Ferré Foundation, and 2,970 shares owned by RANFE, Inc. Ferré Investment Fund, Inc. owns 90% of El Día, Inc., which in turn owns 2,961,917 shares of Common Stock.

(6)	Mr. Morales owns 352,585 shares and has voting power over 671,740 shares owned by his parents, as their attorney-in-fact.

(7)	Mr. Rexach owns 310,154 shares and has indirect voting power over 45,792 shares held by Capital Assets, Inc., as President and shareholder.

(8)	Mr. Vizcarrondo owns 72,188 shares and disclaims beneficial ownership over 302,213 shares owned by DMI Pension Trust, where he serves as trustee and member of the investment committee.

(9)	Mr. Junquera owns 412,139 shares and has voting power over 23,034 shares owned by his son and daughter. Mr. Junquera has 73,971 shares pledged as collateral.

(10)	Mr. Herencia has 20,564 shares pledged as collateral.

(11)	Excludes 4,300 shares owned by one of her daughters, as to which Mrs. Loubriel disclaims beneficial ownership.

(12)	Junior Investment Corporation owns 40,000 preferred shares of the Corporation. Mr. Carrión owns 17.89% of the shares of said corporation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Act of 1934, requires the Corporation’s directors and executive officers to file with the SEC reports of ownership and changes in ownership of Common Stock of the Corporation. Officers and directors are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms they file.
     Based solely on a review of the copies of such reports furnished to the Corporation or written representations that no other reports were required, the Corporation believes that, with respect to 2006, all filing requirements applicable to its officers and directors were satisfied.
BOARD OF DIRECTORS AND COMMITTEES
PROPOSAL 1: ELECTION OF DIRECTORS FOR A THREE-YEAR TERM
     The Certificate of Incorporation and the Bylaws of the Corporation establish a classified Board pursuant to which the Board is divided into three classes as nearly equal in number as possible, with each class having at least three members and with the term of office of one class expiring each year. Each director serves for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected or until his or her successor has been elected and qualified.
     At the Meeting, three directors assigned to “Class 2” are to be elected to serve until the 2010 annual meeting of stockholders or until their respective successors shall have been elected and qualified. The remaining six directors of the Corporation will continue to serve as directors, as follows: until the 2008 Annual Meeting of Stockholders of the Corporation, in the case of those three directors assigned to “Class 3”, and until the 2009 Annual Meeting of Stockholders, in the case of those three directors assigned to “Class 1”, or in each case until their successors are elected and qualified.
     The policy of the Board, as set forth in a resolution adopted on January 8, 1991, provides that no person shall be nominated for election or reelection as a director of the Board if at the date of the annual meeting or during the term to be served such person attains 72 years of age. Mr. José B. Carrión Jr. would attain 72 years of age during the term to be served. In accordance with Board policy, Mr. Carrión Jr. is not being nominated for reelection as director.
     The persons named as proxies in the accompanying proxy card have advised the Corporation that, unless otherwise instructed, they intend to vote at the Meeting the shares covered by the proxies FOR the election of the three nominees named below, and that if any one or more of such nominees should become unavailable for election they intend to vote such shares FOR the election of such substitute nominees as the Board may propose. The Corporation has no knowledge that any nominee will become unavailable for election.
     The Board met 11 times during 2006. All directors attended 75% or more meetings of the Board and the committees of the Board on which such directors served.
     While the Corporation has not adopted a formal policy with respect to directors’ attendance at the Meeting, the Corporation encourages directors to attend the Meeting. All of the Corporation’s directors attended the last Meeting.
     Information relating to principal occupation, business experience and directorship during the past five years (including positions held with the Corporation or Banco Popular de Puerto Rico (the “Bank”)), age and the period during which each director has served in such capacity is set forth below.

Principal Occupation, Business Experience
Name and Age	and Directorships
NOMINEES FOR ELECTION AS
CLASS 2 DIRECTORS
(TERMS EXPIRING IN 2010)

MICHAEL MASIN: (62 years)
	•	Senior Partner of the law firm O’ Melveny & Myers.
	•	Vice Chairman and Chief Operating Officer of Citigroup (a registered public company) until January 2004.
	•	Vice Chairman and President of Verizon Communications, Inc., (a registered public company) until November 2002, when he retired.
	•	Member of the Board of Trustees and Executive Committee of Carnegie Hall.
	•	Member of the Board of Overseers and Executive Committee of Weill Cornell Medical School.
	•	Member of the Board of Trustees and Executive Committee of W. M. Keck Foundation.
	•	Director of the Corporation since January 2007.

MANUEL MORALES JR.: (61 years)
	•	President of Parkview Realty, Inc., the Atrium Office Center, Inc., HQ Business Center P.R., Inc., entities engaged in real estate leasing, and ExecuTrain of Puerto Rico.
	•	Honorary General Consul of Japan in San Juan, Puerto Rico.
	•	Member of the Board of Trustees of the Caribbean Environmental Development Institute and of Fundación Angel Ramos, Inc.
	•	Member of the Board of Directors of Consular Corps College of the USA.
	•	Member of the Board of Trustees of Fundación Banco Popular, Inc.
	•	Chairman of the Audit Committee of the Corporation until May 2003.
	•	Director of the Bank since 1978.
	•	Director of the Corporation since 1990.

JOSÉ R. VIZCARRONDO: (45 years)
	•	President, CEO and partner of Desarrollos Metropolitanos, L.L.C., VMV Enterprises Corp., Resort Builders, L.L.C., Metropolitan Builders, L.L.C., 3V, L.L.C., DDA Management, L.L.C. and Monterrey Leasing, L.L.C. All these companies are dedicated to general construction of residential, commercial, industrial and institutional projects in Puerto Rico.
	•	Member of the Board of Directors of the Puerto Rico Chapter of the Associated General Contractors of America from 1997 to 2005.
	•	President of the Puerto Rico Chapter of the Associated General Contractors of America during 2000 and 2001.
	•	Member of the Construction Industry Advisory Council to the Governor of Puerto Rico until 2002.
	•	Member of the Private Industry Advisory Council to the President of the Government Development Bank for Puerto Rico until 2001.
	•	Member of the Board of Directors of the not-for-profit organization Hogar Cuna San Cristóbal Foundation since 2002.
	•	Member of the Board of Directors of Puerto Rico Home Builders Association since 2002.
	•	Director of the Corporation and the Bank since 2004.

Principal Occupation, Business Experience
Name and Age	and Directorships
CLASS 3 DIRECTORS
(TERMS EXPIRING IN 2008)

MARÍA LUISA FERRÉ: (43 years)
	•	President and CEO of Grupo Ferré Rangel and Ferré Investment Fund Inc., holding companies for El Nuevo Día and Primera Hora (Puerto Rico newspapers), Advanced Graphic Printing, Inc., City View Plaza, S.E., Virtual, Inc., El Día Directo, Inc. and Asset Growth Fund, Inc. (a venture capital fund).
	•	Publisher and Chairman of the Board of Directors of El Día, Inc. and Editorial Primera Hora, Inc. (Puerto Rico newspapers).
	•	Member of the Board of Directors of El Nuevo Día Orlando, Inc.
	•	President and Trustee of the Luis A. Ferré Foundation, Inc. (a not- for -profit organization).
	•	Director and Vice President of the Ferré Rangel Foundation (a philanthropic entity).
	•	Trustee of the Editorial of the University of Puerto Rico until 2005.
	•	Director of the Bank since April 2000.
	•	Director of the Corporation since April 2004.

FREDERIC V. SALERNO: (63 years)
	•	Vice Chairman and Chief Financial Officer of Verizon Communications, Inc. (a registered public company) until September 2002, when he retired.
	•	Director of Avnet, Inc., Dun & Bradstreet Corporation and Lynch Interactive Corporation (registered public companies) until February 2004.
	•	Director of Akamai Technologies, Inc., Bear Stearns & Co., Inc., Consolidated Edison, Inc. and Viacom, Inc. ( registered public companies).
	•	Director of Gabelli Asset Managment, Inc. (a registered public company) until January 2006.
	•	Director of Intercontinental Exchange, Inc. (a registered public company) since December 2005.
	•	Chairman of the Audit Committee of the Corporation since May 2003.
	•	Director of Banco Popular North America, Popular North America, Inc., Popular Financial Holdings, Inc., Popular International Bank, Inc., all either directly or indirectly wholly-owned subsidiaries of the Corporation.
	•	Director of the Bank since January 2007.
	•	Director of the Corporation since April 2003.

WILLIAM J. TEUBER JR.: (55 years)
	•	Vice Chairman of EMC Corporation (a registered public company) since May 2006.
	•	Executive Vice President of EMC Corporation (a registered public company) since 2001 and Chief Financial Officer from 1997 to August 2006.
	•	Member of the Board of Trustees of Babson College in Wellesley, MA.
	•	Director of the Bank since January 2007.
	•	Director of the Corporation since November 2004.

Principal Occupation, Business Experience
Name and Age	and Directorships
CLASS 1 DIRECTORS
(TERMS EXPIRING IN 2009)

JUAN J. BERMÚDEZ: (69 years)
	•	Partner of Bermúdez and Longo, S.E., electromechanical contractors, until his retirement in May 2006
	•	Partner of Decemcor, S.E., Unicenter, S.E., and PCME Commercial, S.E., inactive entities formerly engaged in real estate leasing.
	•	Principal Stockholder and Director of BL Management, Corp., PCME Development Corp., G.S.P. Corp., Unimanagement Corp., LBB Properties, Inc., Homes Unlimited Corp. and PS4 Corp.
	•	Chairman of the Corporate Governance and Nominating Committee of the Corporation since 2005.
	•	Chairman of the Trust Committee of the Bank since 1996.
	•	Director of the Bank since 1985.
	•	Director of the Corporation since 1990.

RICHARD L. CARRIÓN: (54 years)
	•	Chairman, President and CEO of the Corporation.
	•	Chairman and CEO of the Bank.
	•	President of the Bank until March 2004.
	•	Chairman and CEO of Popular International Bank, Inc., Popular North America, Inc., Banco Popular North America, Popular Financial Holdings, Inc., E-LOAN, Inc., Banco Popular, National Association, Popular FS, LLC., Popular Finance, Inc., Popular Auto, Inc., Popular Mortgage, Inc., Popular Securities, Inc., Popular Insurance, Inc. and EVERTEC, Inc., all either directly or indirectly wholly-owned subsidiaries of the Corporation.
	•	Chairman of the Board of Trustees of Fundación Banco Popular, Inc.
	•	Chairman and Director of Banco Popular Foundation, Inc.
	•	Member of the International Olympic Committee since 1990. Member of the Executive Board since 2004, and Chairman of the International Olympic Committee’s Finance Commission. Also, member of the TV & Internet Rights Commission and of the Marketing Commission since January 2002.
	•	President of the Puerto Rico Olympic Trust and Member of the Puerto Rico Olympic Committee.
	•	Member of the Board of Directors, the Benefits & Human Resources Committee and the Public Policy Committee of Verizon Communications, Inc. (a registered public company).
	•	Member of the Board of Directors of Telecomunicaciones de Puerto Rico, Inc. (TELPRI).
	•	Member of the Board of Directors, the Audit Committee and of the Compensation and Benefits Committee of Wyeth (a registered public company) until April 2006.
	•	Member of the Board of Trustees of the P.R. Committee for Economic Development.
	•	Director of the Corporation since 1990.

Principal Occupation, Business Experience
Name and Age	and Directorships
CLASS 1 DIRECTORS
(TERMS EXPIRING IN 2009)

FRANCISCO M. REXACH JR.: (69 years)
	•	President of Capital Assets, Inc. and Rexach Consulting Group, entities engaged in investment and consulting activities.
	•	Chairman of the Compensation Committee of the Corporation.
	•	Director of the Bank, Popular International Bank, Inc., Popular North America, Inc., Banco Popular North America, and Popular Financial Holdings, Inc., all either directly or indirectly wholly-owned subsidiaries of the Corporation.
	•	Director of the Corporation since 1990.

BOARD OF DIRECTORS INDEPENDENCE
     The Board has determined that Juan J. Bermúdez, María Luisa Ferré, Michael Masin, Manuel Morales Jr., Francisco M. Rexach Jr., Frederic V. Salerno and William J. Teuber Jr. have no material relationship with the Corporation and are independent under the director independence standards of The Nasdaq Stock Market, Inc. The Corporation has a majority of independent directors.
     During 2006, the independent directors met in executive or private sessions without the Corporation’s management after every Board meeting. Currently, the independent directors have not appointed a lead director. Instead, the independent directors designate, on a rotational basis, who will preside at each executive session.
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STOCKHOLDERS COMMUNICATION WITH THE BOARD OF DIRECTORS
     Any stockholder who desires to contact the Board or any of its members may do so by writing to: Popular, Inc., Board of Directors (751), P.O. Box 362708, San Juan, PR 00936-2708. Alternatively, a stockholder may contact the Corporation’s Audit Committee or any of its members telephonically by calling the toll-free number (866) 737-6813 or electronically through www.popular.com/ethicspoint-en. Communications received by the Audit Committee that are not related to accounting or auditing matters, may be discretionally forwarded by the Audit Committee or any of its members to other committees of the Board or the Corporation’s management for review.
❖❖❖
STANDING COMMITTEES
     The Board has standing Audit, Risk Management, Corporate Governance and Nominating, and Compensation committees.
          Compensation Committee
     The Compensation Committee consists of three or more members of the Board, each of whom the Board has determined has no material relationship with the Corporation and each of whom is otherwise independent under the director independence rules of The Nasdaq Stock Market, Inc. The Compensation Committee held five meetings during the fiscal year ended December 31, 2006. The purpose of the Compensation Committee is to discharge the Board’s responsibilities (subject to review by the full Board) relating to compensation of the Corporation’s NEOs and to produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement, in accordance with the rules and regulations of the SEC.
     The duties and responsibilities of the Compensation Committee include, among others, the following:
     • consult with senior management to establish the Corporation’s general compensation philosophy and oversee the development and implementation of compensation programs;
     • review and approve the corporate goals and objectives relevant to the compensation of the CEO;
     • evaluate the performance of the CEO in light of those goals and objectives;
     • set the CEO’s compensation level based on this evaluation;
     • review and approve compensation programs applicable to executive officers of the Corporation; and
     • make recommendations to the Board with respect to the Corporation’s incentive compensation plans and equity-based plans, oversee the activities of the individuals and committees responsible for administering these plans and discharge any responsibilities imposed on the Compensation Committee by any of these plans.
     The Compensation Committee is composed of Francisco M. Rexach Jr. (Chairman), Juan J. Bermúdez, María Luisa Ferré and William J. Teuber Jr.

Corporate Governance and Nominating Committee and other Corporate Governance Matters
     The Corporate Governance and Nominating Committee consists of three or more members of the Board, each of whom the Board has determined has no material relationship with the Corporation and each of whom is otherwise independent under the director independence rules of The Nasdaq Stock Market, Inc. The Corporate Governance and Nominating Committee held six meetings during the fiscal year ended December 31, 2006.
     The purpose of the Corporate Governance and Nominating Committee is as follows:
     • identify and recommend individuals to the Board for nomination as members of the Board and its committees;
     • identify and recommend individuals to the Board for nomination as CEO and Chairman of the Corporation;
     • promote the effective functioning of the Board and its committees; and
     • develop and recommend to the Board a set of corporate governance principles applicable to the Corporation, and review these principles at least once a year.
     Under the Corporation’s Corporate Governance Guidelines, the Board should, based on the recommendations of the Corporate Governance and Nominating Committee, select new nominees for the position of independent director considering the following criteria:
     • personal qualities and characteristics, accomplishments and reputation in the business community;
     • current knowledge and contacts in the communities in which the Corporation does business and in the Corporation’s industry or other industries relevant to the Corporation’s business;
     • ability and willingness to commit adequate time to Board and committee matters;
     • the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Corporation; and
     • diversity of viewpoints, background, experience and other demographics factors.
     The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders. There are no differences in the manner in which the Corporate Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. The Corporate Governance and Nominating Committee did not receive any recommendation from stockholders for the Meeting.
     Stockholders who wish to submit nominees for director for consideration by the Corporate Governance and Nominating Committee for election at the Corporation’s 2008 annual meeting of stockholders may do so by submitting in writing, prior to November 19, 2007, such nominees’ names and a brief description of the nominees’ judgment, skills, diversity, and experience with businesses and other organizations, to the Secretary of the Board of Directors (751) at Popular, Inc., 209 Muñoz Rivera Avenue, Hato Rey, Puerto Rico, 00918.
     At its January 25, 2007 meeting, the Corporate Governance and Nominating Committee approved the nominations of Michael Masin, Manuel Morales Jr. and José R. Vizcarrondo as Class 2 directors, in the Corporation’s 2007 proxy card. Mr. Masin is being nominated for election for the first time at the Meeting.
     The Board has adopted a Code of Ethics (the “Code”) to be followed by the Corporation’s employees, officers (including the CEO, Chief Financial Officer and Corporate Comptroller) and directors to achieve conduct that reflects the Corporation’s ethical principles. Certain portions of the Code deal with activities of directors, particularly with respect to transactions in the securities of the Corporation and potential conflicts of interest. Directors, NEOs, executive officers and employees are required to be familiar with and comply with the Code. The Code provides that any waivers for NEOs, executive officers or directors may be made only by the independent members of the Board and must be promptly disclosed to the stockholders. During 2006, the Corporation did not receive nor grant any request from directors or executive officers for waivers under the provisions of the Code. On September 15, 2006, the Board approved amendments to the Code. The amended version of the Code, as well as the Corporation’s Corporate Governance and Nominating Committee Charter and the Corporate Governance Guidelines are available on the Corporation’s website, www.popular.com.
     The Corporate Governance and Nominating Committee is comprised of Juan J. Bermúdez (Chairman), María Luisa Ferré, Michael Masin, Francisco M. Rexach Jr. and Frederic V. Salerno.

AUDIT COMMITTEE REPORT
Audit Committee
     The Audit Committee consists of three or more members of the Board. The members of the Audit Committee each have been determined by the Board to be independent as required by the director independence rules of The Nasdaq Stock Market, Inc. Currently, the Audit Committee is comprised of four outside directors, all of whom are independent. The Audit Committee held 13 meetings during the fiscal year ended December 31, 2006. Earnings releases, Form 10-K and Form 10-Q filings were discussed in 10 of such meetings.
     The Audit Committee’s primary purpose is to assist the Board in its oversight of the accounting and financial reporting processes of the Corporation. The Audit Committee operates pursuant to a charter that was last amended and restated by the Board on October 13, 2004.
     In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements of the Corporation for the fiscal year ended December 31, 2006 with management and PricewaterhouseCoopers LLP, the Corporation’s independent registered public accountants. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees”. Finally, the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, as amended, “Independence Discussion with Audit Committees”, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Corporation is compatible with maintaining the auditors’ independence, and has discussed with the independent registered public accountants its independence from the Corporation and its management. These considerations and discussions, however, do not assure that the audit of the Corporation’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), that the financial statements are presented in accordance with Generally Accepted Accounting Principles (“GAAP”) or that the Company’s registered public accountants are in fact “independent.”
     As set forth in the Audit Committee Charter, the management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements. Furthermore, management and the Internal Audit Division are responsible for maintaining appropriate accounting and financial reporting principles and policies, and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP is responsible for auditing the Corporation’s financial statements and expressing an opinion as to their conformity with GAAP in the United States of America.
     The members of the Audit Committee are not engaged professionally in the practice of auditing or accounting and are not employees of the Corporation. The Corporation’s management is responsible for its accounting, financial management and internal controls. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures to set auditor independence standards.
     Based on the Audit Committee’s consideration of the audited financial statements and the discussions referred to above with management and the independent registered public accountants, and subject to the limitations on the role and responsibilities of the Audit Committee set forth in the Charter and those discussed above, the Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.
Submitted by:
     Frederic V. Salerno (Chairman)
      Juan J. Bermúdez
      Francisco M. Rexach Jr.
      William J. Teuber Jr.

AUDIT COMMITTEE FINANCIAL EXPERTS
     The Board has determined that Frederic V. Salerno and William J. Teuber Jr. are financial experts as defined by Item 401(h) of Regulation S-K under the Act of 1934, and are independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A of the Act of 1934. For a brief listing of Messrs. Salerno’s and Teuber’s relevant experience, please refer to the Board of Directors section.
❖❖❖
COMPENSATION OF DIRECTORS
     Prior to May 2004, outside directors of the Corporation were granted options to purchase Common Stock pursuant to the 2001 Stock Option Plan (“2001 Option Plan”). Commencing May 2004, options to directors of the Corporation were granted under the Popular, Inc. 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”). The amount of stock options granted each month was equal to the quotient (rounded to the nearest whole share) of (x) 6,250 and (y) the value of the option based on the closing price of the Common Stock on the date granted. Option values on the grant dates were determined by using the Black-Scholes Option Valuation Model. The options granted under the 2004 Omnibus Plan become exercisable with respect to 20% of the shares on each anniversary of the date of grant and remain exercisable until the 10th anniversary of the grant.
     On July 14, 2004, the Board approved a new compensation package for the non-employee directors of the Corporation based on recommendations from Watson Wyatt, outside consultants to the Board. Under the terms of the new package, each director receives an annual retainer of $20,000, while directors that are elected as chairman of any Board committee receive an annual retainer of $25,000. The retainer is paid in either cash or restricted stock under the 2004 Omnibus Plan, at the director’s election. The directors also receive an annual grant of $35,000 payable in the form of restricted stock under the 2004 Omnibus Plan.
     In addition, during 2006 non-employee directors received $1,000 for each Board or committee meeting attended, payable in either cash or restricted stock at the director’s election. All restricted stock awards are subject to risk of forfeiture and restrictions on transferability until retirement of the director, when the awards become vested. Dividends are paid on the restricted stock during the vesting period which is reinvested in shares of Common Stock.
     The Corporation reimburses directors for travel expenses incurred in connection with attending Board, committee and stockholder meetings and for other Corporation-related business expenses (including the travel expenses of spouses if they are specifically invited to attend the event for appropriate business purposes), which may include use of private aircraft, if available and approved in advance by the CEO.
The following table provides compensation information for the Corporation’s non-employee directors during 2006:
DIRECTOR SUMMARY COMPENSATION TABLE

	Fees				Nonqualified
	Earned or			Non -Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash ($)(a)	Awards ($)(b)	Awards ($)(c)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

Juan J. Bermúdez	$59,000	$35,000	$14,712	—	—	—	$108,712
José B. Carrión Jr.	45,000	35,000	14,712	—	—	—	94,712
María Luisa Ferré	47,000	35,000	14,712	—	—	—	96,712
Manuel Morales Jr.	40,000	35,000	14,712	—	—	—	89,712
Francisco M. Rexach Jr.	60,000	35,000	14,712	—	—	—	109,712
Frederic V. Salerno	63,000	35,000	6,250	—	—	—	104,250
William J. Teuber Jr.	49,000	35,000	—	—	—	—	84,000
José R. Vizcarrondo	40,000	35,000	1,250	—	—	—	76,250

	$403,000	$280,000	$81,060	—	—	—	$764,060

(a)	Represents the fees paid to non-employee directors for attending the Corporation’s Board and Committee meetings and the annual retainer. In addition, the amount includes $242,000 ( Mr. Bermúdez — $25,000; Mr. Carrión Jr.— $25,000; Mrs. Ferré — $20,000; Mr. Morales — $40,000; Mr. Salerno —$63,000; Mr. Teuber — $49,000 and Mr. Vizcarrondo —$20,000), which represents the cash value of the annual retainer and Board or committee meetings fees for those non-employee directors that elected to receive shares of restricted stock in lieu of a cash payment.

(b)	Represents the payment of an annual grant of $35,000 payable in shares of restricted stock under the 2004 Omnibus Plan.

(c)	Represents the FAS123R accounting cost of stock option awards previously granted to members of the Board under the 2001 Option Plan and the 2004 Omnibus Plan.

NAMED EXECUTIVE OFFICERS
     The following information sets forth the names of the NEOs of the Corporation, including their age, business experience and directorships during the past five years, and the period during which each such person has served as NEO of the Corporation.

Business Experience
Name and Age		and Directorships

RICHARD L. CARRIÓN: (54 years)
	•	Chairman of the Board since 1993.
	•	President and CEO of the Corporation since 1990.
	•	For information about principal occupation, business experience and directorships during the past five years, please refer to the Board of Directors and Committees section.

DAVID H. CHAFEY JR.: (53 years)
	•	Senior Executive Vice President of the Corporation since 1997.
	•	President of the Bank since April 2004.
	•	Supervisor of the Bank’s Retail Banking Group from January 1996 through
March 2004.
	•	Senior Executive Vice President of Popular International Bank, Inc. and Popular
North America, Inc., directly and indirectly wholly-owned subsidiaries of the
Corporation, respectively.
	•	Chairman and President of Puerto Rico Investors Tax-Free Fund, Inc. I, II, III,
IV, V, VI, of Puerto Rico Tax-Free Target Maturity Fund, Inc. I and II and of
Puerto Rico Investors Flexible Allocation Fund since January 1999.
	•	Director of the Bank, Popular Mortgage, Inc., Popular Auto, Inc., Banco
Popular, National Association, Popular Insurance, Inc., Popular Securities, Inc.,
Popular Finance, Inc. and EVERTEC, Inc., all either directly or indirectly wholly-
owned subsidiaries of the Corporation.
	•	Member of the San Jorge Children’s Research Foundation, Inc.
	•	President of the Puerto Rico Bankers Association until October 2002.
	•	Director of Visa International and of Visa International for the Caribbean and
LatinAmerica.
	•	President of the Organizing Committee for the 2010 Central American and Caribbean
Sport Games.
	•	Member of the Advisory Committee of Colegio San Ignacio.
	•	Member of the Board of Trustees of Fairfield University.
	•	Director of Grupo Guayacán, Inc.
	•	Director of the Corporation until 2004.

JORGE A. JUNQUERA: (58 years)
	•	Senior Executive Vice President of the Corporation since 1997.
	•	Chief Financial Officer of the Corporation and the Bank.
	•	Supervisor of the Financial Management Group.
	•	Supervisor of the Corporation’s U.S. Operations from January 1996 to
December 2001.
	•	President and Director of Popular International Bank, Inc. and Popular North
America, Inc. since January 1996, directly and indirectly wholly-owned subsidiaries of the Corporation, respectively.
	•	Director of the Bank until April 2000 and from 2001 to present.
	•	President of Banco Popular North America until December 2001.
	•	President of Banco Popular, National Association.

Business Experience
(cont.) Name and Age		and Directorships

JORGE A. JUNQUERA: (58 years) (cont.)
	•	Director of Popular Financial Holdings, Inc., Popular FS, LLC, Popular Leasing
USA, Inc. Banco Popular North America and E-LOAN, Inc., indirectly wholly-
owned subsidiaries of the Corporation.
	•	Director of Banco Hipotecario Dominicano and Consorcio de Tarjetas
Dominicanas, S.A., where the Corporation has an indirect investment.
	•	Director of YMCA since 1988.
	•	Director of Virtual, Inc. (an Internet company) until April 2006.
	•	Director of La Familia Católica por la Familia en las Américas since 2001.
	•	Director of King's College since 2003.
	•	Director of New America Alliance (not-for-profit organization) until June
2004.
	•	Director of the Corporation until 2004.

ROBERTO R. HERENCIA: (47 years)
	•	Executive Vice President of the Corporation since 1997.
	•	President and Director of Banco Popular North America since December 2001.
	•	Director of Popular International Bank, Inc., Popular North America, Inc.,
Banco Popular, National Association, Popular Financial Holdings, Inc., Popular
Leasing USA, Inc., Popular Insurance Agency USA, Inc., Popular FS,
LLC and E-LOAN, Inc., all either directly or indirectly wholly-owned subsidiaries of the Corporation.
	•	Director of Banco Popular Foundation, Inc.
	•	Member of the Board of Directors of The ServiceMaster Company (a
registered public company) and Chairman of the Audit and Finance Committee.
	•	Trustee of the Museum of Science and Industry (Chicago, Illinois), and Le
Moyne College (Syracuse, NY).
	•	Director of Junior Achievement of Chicago, Operation HOPE, Inc., The
Economic Club of Chicago, The Executive Club of Chicago and New America
Alliance (all not-for-profit organizations).

AMÍLCAR L. JORDÁN: (45 years)
	•	Executive Vice President of the Corporation since April 2004.
	•	Supervisor in charge of the Corporate Risk Management Group since April
2004.
	•	Senior Vice President and Comptroller of the Corporation from January
1995 to March 2004.
	•	Director of March of Dimes, Puerto Rico Chapter, since February 2005.

TERE LOUBRIEL: (54 years )
	•	Executive Vice President of the Corporation since 2001.
	•	Supervisor in charge of the Corporate People, Communications and
Planning Group since April 2004.
	•	Director of Banco Popular Foundation, Inc.
	•	Member of the Board of Trustees of Fundación Banco Popular, Inc.
	•	Member of the Board of Trustees of Universidad del Sagrado Corazón.
	•	Supervisor of Human Resources from April 2000 through March 2004.
	•	Director of the Puerto Rico Society of Certified Public Accountants until
August 2004.

Business Experience
Name and Age		and Directorships

BRUNILDA SANTOS DE ÁLVAREZ: (48 years)
	•	Executive Vice President of the Corporation since 2001.
	•	Chief Legal Officer of the Corporation since 1997.
	•	Senior Vice President from March 1996 until January 2001.
	•	Secretary of the Board of Directors of Popular International Bank, Inc., Banco
Popular North America, EVERTEC, Inc., Banco Popular, National Association,
Popular Insurance, Inc., Popular Securities, Inc., Popular Insurance Agency USA,
Inc., Popular Auto, Inc., Popular Finance, Inc., Popular Mortgage, Inc., Popular
Financial Holdings, Inc., Popular North America, Inc., Popular Life RE and Popular
FS, LLC, either directly or indirectly wholly-owned subsidiaries of the Corporation.
	•	Secretary of the Board of Directors of Puerto Rico Investors Tax Free Fund, Inc.
I, II, III, IV, V, VI, of Puerto Rico Tax Free Target Maturity Fund, Inc. I and II,
and of Puerto Rico Investors Flexible Allocation Fund, Inc.
	•	Assistant Secretary of the Board of Directors of the Corporation and the Bank
since May 1994.
	•	Member of the Board of Regents and of the Board of Directors , Colegio
Puertorriqueño de Niñas, since 2005 and 2002, respectively.
	•	Member of the Cultural Activity Steering Committee, Colegio San Ignacio since
2004.

FÉLIX M. VILLAMIL: (45 years)
	•	President and Director of EVERTEC, Inc. since April 2004.
	•	Executive Vice President of the Corporation since 2002.
	•	Supervisor of the Bank’s Operations Group from April 2002 through March
2004.
	•	Supervisor of the Bank’s Ponce Region from April 2001 until December 2001.
	•	Supervisor of the Credit Risk Management Division of the Bank from 1997 through March 2001.
	•	President of the Board of Big Brothers Big Sisters of Puerto Rico.

SAMUEL T. CÉSPEDES: (70 years)
	•	Secretary of the Board of Directors of the Corporation and the Bank since
1991.
	•	Attorney-at-Law.
	•	Counsel of the law firm McConnell Valdés.
	•	Sole stockholder of Samuel T. Céspedes P.S.C.
	•	Director and stockholder of Comunicaciones Troncalizadas de Costa Rica, S.A.
	•	Secretary of the Board of Fiduciaries and Counsel to the Puerto Rico Olympic
Trust.

FAMILY RELATIONSHIPS
     Mr. Richard L. Carrión, Chairman of the Board and President and CEO of the Corporation, is the uncle of Mr. José R. Vizcarrondo, a director of the Corporation.
OTHER RELATIONSHIPS, TRANSACTIONS AND EVENTS
     During 2006, the Corporation engaged, in the ordinary course of business, the legal services of the law firm, McConnell Valdés, of which Mr. Samuel T. Céspedes, Secretary of the Board of Directors of the Corporation and the Bank, is a Counsel. The fees paid to McConnell Valdés for fiscal year 2006 amounted to approximately $743,000, which include approximately $13,000 paid by the Corporation’s clients in connection with commercial loan transactions. The Corporation also engaged, in the ordinary course of business, the legal services of Pietrantoni Mendez & Alvarez LLP, of which Mr. Ignacio Álvarez and Mr. Antonio Santos, husband and brother, respectively, of Mrs. Brunilda Santos de Álvarez, Executive Vice President & Chief Legal Officer of the Corporation, are partners. The fees paid to Pietrantoni Mendez & Alvarez LLP for fiscal year 2006 amounted to approximately $879,000, which include $80,000 paid by the Corporation’s clients in connection with commercial loan transactions and $23,000 paid by investment companies managed by the Bank. In addition, Pietrantoni Mendez & Alvarez LLP leases office space in the Corporation’s headquarters building, which is owned by the Bank. During 2006, Pietrantoni Mendez & Alvarez LLP made lease payments of approximately $642,000 to the Bank. The engagement of the aforementioned law firms was approved by the Audit Committee as required by the Policy regarding the Approval Process for Related Party Transactions adopted by the Audit Committee of the Corporation on May 7, 2004 and amended on December 12, 2006 (the “Related Party Transactions Policy”).
     During 2006, Carrión, Laffitte & Casellas, Inc. earned commissions of approximately $1,642,000 for the institutional insurance business of the Corporation and its subsidiaries. Mr. José B. Carrión, III, son of José B. Carrión Jr., a director of the Corporation, is a significant shareholder and the president of Carrión, Laffitte & Casellas, Inc. José B. Carrión Jr. does not have any direct or indirect interest in Carrión, Laffitte & Casellas, Inc. This engagement has been approved by the Audit Committee as required by the Related Party Transactions Policy.
     Mr. José R. Vizcarrondo, director of the Corporation, is President, Chief Executive Officer and partner of Metropolitan Builders, S.E., a special partnership organized under the laws of the Commonwealth of Puerto Rico. During 2006, the Bank paid approximately $225,000 in connection with two Bank construction projects awarded to this entity in 2002. The Bank also paid approximately $51,000 in connection with the construction of a bridge connecting two of the Bank’s buildings. The award of these contracts was determined by competitive bids. In addition, during 2006 the Bank paid to Metropolitan Builders, S.E. approximately $887,000 in connection with two contracts for the interior partition and finishes of the two Bank construction projects. These two contracts were approved by the Audit Committee as required by the Related Party Transactions Policy.
     In December 2005, the Bank entered into a commitment to contribute a total of $500,000 to the Fundación Luis A. Ferré during a period of five years in connection with the remodeling of the Ponce Museum of Art premises. The second payment in the amount of $100,000 was made in November 2006. María Luisa Ferré, a director of the Corporation, is the President and a Trustee of said foundation. During 2006, the Bank also made a contribution of $50,000 to the Fundación Luis A. Ferré in connection with the sponsorship of the Ponce Museum of Art Benefit Gala. These contributions were approved by the Audit Committee as required by the Related Party Transactions Policy.
     In 2006, the Bank and EVERTEC, Inc. made a contribution of $1,200,000 and $300,000, respectively, to Fundación Banco Popular, Inc. (the “Fundación”), a Puerto Rico not-for-profit corporation created to improve the Puerto Ricans’ quality of life. Furthermore, during 2006 the Bank, the Corporation and EVERTEC, Inc. contributed approximately $579,000 in connection with the matching of employee contributions. The Fundación is the Bank’s philanthropic arm and provides a scholarship fund for employees’ children, and supports education and community development projects. Richard L. Carrión (Chairman, CEO and President of the Corporation), David H. Chafey Jr. (NEO of the Corporation), Tere Loubriel (NEO of the Corporation), and Manuel Morales Jr. (Director of the Corporation) are members of the Board of Trustees of the Fundación. The Bank appoints five of the nine members of the Board of Trustees. The remaining four trustees are appointed by the Fundación. The Bank also provides significant human and operational resources to support the activities of the Fundación. The Bank and the Puerto Rico employees of the Corporation (through voluntary personal donations) are the main source of funds of the Fundación.
     During 2004, the Banco Popular Foundation, Inc. (“Banco Popular Foundation”), an Illinois not-for-profit corporation was created to strengthen the social and economic well-being of the communities served by Banco Popular North America. The Banco Popular Foundation is Banco Popular North America’s philanthropic arm and provides support to charitable organizations for community development and education. During 2006, Banco Popular North America made a contribution to the Banco Popular Foundation of $50,500 and contributed approximately $229,000 in connection with the matching of employee contributions. Richard L. Carrión (Chairman, CEO and President of the Corporation), Roberto R. Herencia and Tere Loubriel (both NEOs) are members of the board of directors of the Banco Popular Foundation. In addition, Messrs. Carrión and Herencia are officers of the Banco Popular Foundation. Banco Popular North America provides significant human and operational resources to support the activities of the Banco Popular Foundation.
     Certain directors and NEOs have immediate family members who are employed by subsidiaries of the Corporation. The compensation of these family members is established in accordance with the pertinent subsidiary’s employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions. Set forth below is information on those family members of directors and NEOs of the Corporation who are employed by the Corporation’s subsidiaries and received a total compensation in excess of $120,000 during 2006.
     The son and the daughter in law of Francisco M. Rexach Jr., a director of the Corporation, are employed as Vice President of the Business Banking Division and as an Assistant Vice President of the Trust Division of the Bank, respectively, and received compensation during 2006 in the aggregate amount of $151,264. The son of Manuel Morales Jr., a director, is employed as Senior Vice President of the Ticketpop Networks Division of EVERTEC, Inc. He received compensation in the amount of $255,631 during 2006. A brother of José R. Vizcarrondo, a director of the Corporation, and nephew of Mr. Richard Carrión, is employed as a Vice President in the Merchant Business Administration Division of the Bank and received compensation of $148,904 during 2006. The son of Jorge A. Junquera, Senior Executive Vice President and Chief Financial Officer of the Corporation, is employed as an Assistant Vice President in the Corporate Finance and Advisory Services Division of the Bank and received compensation of $177,372 during 2006. The disclosed amounts include payments of salary, bonus, incentives and the cash portion of the Profit Sharing Plan of the Bank. Other benefits and payments such as the deferred portion of the Profit Sharing Plan and employer matching contribution under the Bank’s Savings and Stock Plan did not exceed $10,000.
     The Bank has had loan transactions with the Corporation’s directors and officers, and with their associates, and proposes to continue such transactions in the ordinary course of its business, on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loan transactions with other people. The extensions of credit have not involved and do not currently involve more than normal risks of collectibles or present other unfavorable features.
PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Board intends to retain the services of PricewaterhouseCoopers LLP as the independent public auditors of the Corporation for the year 2007. PricewaterhouseCoopers LLP has served as independent public auditors of the Bank since 1971 and of the Corporation since May 1991, when it was appointed by the Board.
     Neither the Corporation’s Certificate of Incorporation nor its By-Laws require that the shareholders ratify the selection of PricewaterhouseCoopers LLP as the Corporation’s independent auditors. If the shareholders do not ratify the selection, the Board and the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may nonetheless retain such independent auditors. Even if the selection is ratified, the Board and the Audit Committee in their discretion may change the appointment at any time during the year if they determine that such change would be in the best interest of the Corporation and its shareholders.
     Representatives of PricewaterhouseCoopers LLP will attend the Meeting and will be available to respond to any appropriate questions that may arise; they will also have the opportunity to make a statement if they so desire.
     The selection of PricewaterhouseCoopers LLP as the Corporation’s auditors must be ratified by a majority of the votes cast at the Meeting.
     The Board recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2007.

DISCLOSURE OF AUDITORS’ FEES
The following is a description of the fees billed to the Corporation by PricewaterhouseCoopers LLP for the years ended December 31, 2006 and 2005:

	December 31,
	2006		2005

Audit Fees	$3,486,500		$4,466,624
Audit-Related Fees	754,000	(a)	650,845	(a)
Tax Fees	150,000	(b)	150,000	(b)
All Other Fees	56,000	(c)	56,000	(c)

	$4,446,500		$5,323,469

(a)	Includes fees for assurance services such as audits of pension plans, compliance related audits, assistance with securitizations and SAS 70 reports.

(b)	Includes fees associated with tax return preparation and tax consulting services.

(c)	Includes fees for consulting services related to regulatory compliance matters, software license fees and other advisory services.
     The Audit Committee has established controls and procedures that require the pre-approval of all audit and permissible non-audit services provided by PricewaterhouseCoopers LLP or another firm. The Audit Committee may delegate to one or more of its members the authority to pre-approve any audit or permissible non-audit services. Under the pre-approval controls and procedures, audit services for the Corporation are negotiated annually. In the event that any additional audit services not included in the annual negotiation or permissible non-audit services are required by the Corporation, a proposed engagement letter is obtained from the auditor and evaluated by the Audit Committee or the member(s) of the Audit Committee with authority to pre-approve auditor services. Any decisions to pre-approve such audit and non-audit services and fees are to be reported to the full Audit Committee at its next regular meeting. The Audit Committee has considered that the provision of the services covered by this paragraph is compatible with maintaining the independence of the independent registered public accounting firm of the Corporation. During 2006, all auditors fees were pre-approved by the Audit Committee or the Board.
EXECUTIVE COMPENSATION PROGRAM
Report of the Compensation Committee
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) with management and, based on the review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.
Submitted by:
Francisco M. Rexach Jr. (Chairman)
Juan J. Bermúdez
María Luisa Ferré
William J. Teuber Jr.
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee
          Members and Role
     The Compensation Committee has four members —Francisco M. Rexach (Chairman), Juan J. Bermúdez, María Luisa Ferré and William J. Teuber, Jr.— each of whom has no material relationship with the Corporation and each of whom is otherwise independent under the director independence rules of The Nasdaq Stock Market, Inc. None of the members of the Committee are officers or employees of the Corporation or any of its subsidiaries.
     The Compensation Committee acts pursuant to a written charter adopted on November 12, 2003. The Committee’s charter is available online at www.popular.com under Investor Relations – Corporate Governance Documents. The charter may be reviewed and revised as needed from time to time, particularly in light of changes in regulatory requirements and best corporate governance practices. Under its charter, the Compensation Committee may, if suitable, use the necessary resources and exercise its authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

     The Compensation Committee discharges the Board’s responsibilities relating to the compensation of the NEOs. Its fundamental responsibilities are:
•	establishing the Corporation’s general compensation philosophy and overseeing the development and implementation of compensation programs;

•	reviewing and approving the corporate goals and objectives related to the compensation of the CEO;

•	evaluating the CEO’s performance in light of those goals and objectives;

•	setting the CEO’s compensation level based on this evaluation;

•	reviewing and approving compensation programs applicable to the NEOs;

•	making recommendations to the Board with respect to the Corporation’s incentive compensation plans and equity-based plans, overseeing the activities of the individuals and committees responsible for administering these plans and discharging any responsibilities imposed on the Compensation Committee by any of these plans; and,

•	reviewing and approving any severance or similar termination payments proposed to be made to any of the NEOs.
          Committee Meetings
     The Compensation Committee’s calendar and agendas are established after evaluating the matters that require Committee consideration at different times during the year. The Compensation Committee receives and reviews materials in advance of each of its meetings. These materials include information that management believes is helpful to the Compensation Committee, as well as materials that the Committee specifically requests. Depending on the agenda for the particular meeting, such materials may include:
•	financial reports on year-to-date performance versus budget and comparisons to prior year performance;

•	calculations and reports on levels of achievement of individual and corporate performance objectives;

•	reports on the Corporation’s strategic objectives and budget for future periods;

•	information on the NEOs’ stock ownership and option holdings;

•	tally sheets setting forth the NEOs’ total compensation, including base salary, cash incentives and equity awards; and

•	information regarding compensation programs and compensation levels at peer groups of companies identified by the Corporation’s compensation consultant.
     During fiscal year 2006 and prior to the filing of this proxy in 2007, the Compensation Committee met on seven occasions (five in 2006 and two in 2007 prior to proxy filing). The CEO and the Executive Vice President for People, Communications and Planning (“EVP-PCP”) attended portions of all of the meetings. At the meetings, the EVP-PCP presented reports, proposals and background information in light of the Corporation’s strategic objectives, and the rationale behind compensation programs and several proposed modifications. The EVP-PCP also answered questions posed by the Compensation Committee members.
     The Compensation Committee met in executive session in three of the 2006 meetings. The CEO was the only executive present at some of the sessions. In those sessions, the Compensation Committee discussed with the CEO his accomplishments and objectives, as well as the performance of the other executives of the corporate organizational unit, the CLC, consisting of the Business Unit Leaders: David H. Chafey Jr., Roberto R. Herencia, Félix M. Villamil and Cameron Williams, and the Supporting Area Leaders: Jorge A. Junquera, Amílcar L. Jordán, Esq., Tere Loubriel and Brunilda Santos de Alvarez, Esq. The CEO also discussed with the Compensation Committee preliminary severance and related payments to Popular Financial Holdings (“PFH”) executives as a result of PFH’s Restructuring and Integration Plan, which became effective on January 9, 2007 (further described below under “PFH Restructuring and Integration Plan”). The CEO was not present when the Compensation Committee evaluated his goals and related compensation and awards.
     In its meetings, the Compensation Committee:
•	evaluated and approved the recommended total compensation for all NEOs and evaluated the total compensation for all other executives;

•	discussed preliminary 2006 short and long-term management incentive plans, as well as possible modifications under consideration;

•	reviewed the SEC’s disclosure rules related to executive compensation;

•	discussed and approved the Compensation Committee’s report on NEOs compensation for the 2006 Proxy Statement;

•	reviewed NEOs’ compensation plans, as well as their strategic and personal scorecards;

•	discussed the performance of the CEO and other CLC members; and

•	reviewed, discussed and approved the CD&A for the 2007 Proxy Statement.

          The Compensation Committee Process
     The Compensation Committee oversees the general compensation practices of the Corporation. The Compensation Committee keeps abreast of competitive compensation practices regarding salaries, incentives and supplemental programs in order to assist the Corporation to attract, motivate and retain qualified NEOs capable of developing and executing the Corporation’s growth and diversification strategies. The executive compensation program for NEOs is set taking into account industry trends and is approved by the Compensation Committee. The Compensation Committee considers pay levels and programs at comparable financial institutions, the Corporation’s short and long-term financial performance, and the available means to continue developing a strong relationship among executive performance, compensation and shareholder returns.
     Although the Compensation Committee exercises its independent judgment in reaching its compensation decisions, it utilizes the advice provided by the Corporation’s EVP-PCP, with input from the Corporate People Division, the Chief Legal Officer, the Corporate Comptroller and the CEO in assessing, designing and recommending compensation programs, plans and awards for NEOs. In particular, the EVP-PCP and the Corporate People Division, with guidance and advice from external consultants, propose the design of compensation programs, plans and awards for the NEOs. The Chief Legal Officer counsels on legal matters regarding such programs. The Corporate Comptroller evaluates and advises on the programs’ accounting and tax implications. The CEO works with the Compensation Committee in establishing individual and corporate performance objectives and targets for NEOs, and in reviewing the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. They also make sure that compensation programs are aligned with the Corporation’s strategic objectives and diversification strategies.
Objectives of Compensation Programs
          Compensation Program Philosophy
     Based on the Corporation’s total compensation philosophy, NEOs compensation is designed to:
•	attract and retain seasoned executives at competitive pay levels;

•	motivate high levels of individual performance, coupled with increased shareholder returns;

•	fairly reward contributions and results in attaining key operating objectives over which the executives have control or influence; and

•	promote teamwork and collaboration among the executive team.
     The Corporation’s compensation philosophy is revised from time to time according to changing business needs, investor expectations, evolving financial accounting and legal standards, share dilution levels, results of employee engagement surveys, and market practices.
     The compensation analysis begins with a review of the Corporation’s strategic objectives and business plans. The compensation program also considers each NEO’s scope of responsibility, market competitive assessments of similar roles at peer companies, and the relationship between pay and performance (i.e., degree of achievement of the Corporation’s short-term results and long-term growth objectives). The Corporation evaluates whether its compensation programs meet the Corporation’s goals by monitoring engagement and retention among executives, and by assessing the relationship between performance and actual payouts.
          Benchmarking of Compensation
     The Corporation periodically assesses the competitiveness of its pay practices for NEOs through internal staff research and external studies conducted by executive compensation consultants. Internal staff analyzes publicly available information (e.g., proxy analysis and executive compensation data provided by sources such as SNL Financial, Watson Wyatt, Hewitt Associates and Hay Group). The Corporation also takes into consideration executive compensation information from leading financial institutions in its headquarters market of Puerto Rico and other geographical areas where it has presence.
     In making certain corporate decisions, including compensation decisions, the Corporation compares itself against a peer group of publicly-traded regional banks of comparable size and scope of financial services. This peer group includes the following companies: Comerica, Inc., M&T Bank Corporation, Marshall & Ilsley Corporation and Huntington Bancshares, Inc. The Corporation uses the peer group information primarily to ensure that the executive compensation program as a whole is competitive, meaning generally within the desired range of comparative pay of the peer group companies, when the company achieves the targeted performance levels. An individual’s relative compensation with respect to the peer group may vary according to a number of circumstances, including such individual’s qualifications and performance.

     The Corporation also contracts pay studies, the most recent of which was conducted in 2004 by Ben S. Cole Financial Incorporated, a financial services consulting firm specializing in executive compensation strategy formulation, governance consultation and program implementation. The 2004 study focused primarily on financial institutions with median assets of $27 billion, net income of $366 million, return on assets of 1.39% and return on equity of 15.87% as of December 31, 2002. At that time, the Corporation had assets of $34 billion, net income of $352 million, return on assets of 1.11% and return on common equity of 16.29%. The Corporation expects to conduct a new study during 2007.
Elements of Incentive Compensation
     The current compensation program for the Corporation’s NEOs consists of base salary plus performance-based incentive compensation. For performance years between 2004 and 2006, the performance-based incentive compensation consisted of cash incentives and restricted stock. Prior to 2004, NEOs were awarded stock options as part of their performance-based compensation. The Compensation Committee can exercise its discretion in modifying the design and awards of NEOs compensation.
          Base Salary
     Base salaries are generally designed to be competitive with comparable positions in peer group companies. However, each NEO’s actual salary varies based on his or her qualifications and experience, responsibilities and potential, individual goals and objectives, factors relating to individual and Corporation performance, and competitive pay practices. Base salaries are reviewed annually.
     In an effort to underscore the Corporation’s cost reduction objectives, the CEO requested that the Compensation Committee reduce his base salary by 10% effective September 2005. The Compensation Committee approved this request, as well as a related pay reduction of 10% for the President of the Bank and of 5% for all other NEOs. The latter reductions were reflected in base pay beginning in January 2006 and were partially offset by base pay adjustments related to the discontinuation of deferred profit sharing awards described below under Elements of Post-Termination Compensation.
          Performance-based Incentive Compensation
     The Corporation’s incentive compensation programs are governed by the 2004 Omnibus Plan, which was approved by shareholders on April 30, 2004. The Omnibus Incentive Plan provides the Compensation Committee with the ability to offer different types of cash and stock-based awards to promote high performance levels and achievement of corporate goals by key employees, encourage the growth of stockholder value and allow key employees to participate in the long-term growth and profitability of the Corporation. NEO compensation under the 2004 Omnibus Plan has consisted of annual cash incentives and service-vested restricted stock. As described below, effective in 2007, the Compensation Committee approved a modification of the Corporation’s long-term incentive component to replace approximately one-half of the existing restricted stock reward opportunity with performance shares, a stock award which is contingent upon the achievement of future financial goals.
     NEOs qualify for short and long-term incentives if they meet the individual and corporate performance objectives and targets set at the beginning of each fiscal year by the Compensation Committee. The Committee considers the Corporation’s strategic objectives and diversification strategies and sets the threshold, target and maximum performance levels such that the relative difficulty of achieving the target level is consistent from year to year. During three of the past five years, the Corporation’s performance was between 101% and 103% of target. On one occasion, the Corporation achieved the maximum performance level, and in 2006 it did not reach the threshold performance.
2006 Short-Term Incentive
     The short-term cash incentive is designed to reward achievement of annual profit goals. The Corporation measures actual performance against after-tax net income goals established at the beginning of the fiscal year. The short-term cash incentive reflects the financial performance goals according to each NEO’s degree of control or influence (comprising Corporation and business unit results), as well as strategic and personal objectives, as detailed in the tables below.
     For the 2006 short-term cash incentive, the CEO had a target of 100% of salary with a maximum of 150%, provided all objectives were met, as outlined in the following table:

Net Income Goal	Incentive as Percent of
Achievement	Base Pay
< Threshold	0%
Threshold	40%
100% (target)	70%
Maximum	120%

Strategic and Personal	30%

Total (target)	100%

     Since the Corporation’s net income for 2006 was below the minimum performance threshold, no payout was awarded to the CEO for financial performance. The Compensation Committee approved an award of 20% of base pay (of the potential 30%) for strategic and personal objectives based on an evaluation of the CEO’s performance against previously approved goals, including: strategic vision, enhancement of the Corporation’s reputation and image in all the markets it serves, growth and profitability of the Corporation’s U.S. franchise, growth of the Corporation’s processing and technology solutions business, strengthening of the Corporation’s banking institutions’ market share, day-to-day leadership, and other personal individual achievements.
     The other NEOs had a target short-term cash incentive for 2006 of 100% of base pay with a maximum of 140%, provided all objectives were met, as outlined in the following table:

Net Income Goal	Business Unit Leaders	Support Area Leaders
Achievement	(Chafey, Herencia,	(Jordán, Junquera,
	Villamil, Williams)	Loubriel, Santos)
Corporate Results
< Threshold	0%	0%
Threshold	20%	35%
100% (target)	35%	65%
Maximum	55%	105%

Business Unit Results
< Threshold	0%
Threshold	20%
100% (target)	35%
Maximum	55%

Strategic and Personal	30%	35%
Total (target)	100%	100%
     Inasmuch as the business units’ net income for 2006 surpassed the pre-established thresholds (with the exception of PFH), the respective Business Unit Leaders received the corresponding awards for the financial performance component. Support Area Leaders did not receive the financial performance award due to the Corporation’s performance, which was below the threshold. Strategic and personal performance awards for the NEOs, except for Mr. Williams who received no award, ranged from 25-30% of base pay. The awards were recommended by the CEO and approved by the Compensation Committee based on consideration of critical performance areas related to the Corporation’s business strategy and values, including: customer satisfaction, strategic performance in the marketplace, employee engagement scores, involvement in community service, process and efficiency improvements, achievement of critical milestones in strategic projects, including new products and delivery systems, technology infrastructure, risk management, overall teamwork, and personal development and growth.
Long-Term Incentive
     Restricted Stock - Service-vested restricted stock was awarded annually to NEOs for fiscal year performance between 2004 and 2006. Shares of restricted stock were issued subsequent to the public release of the Corporation’s annual performance results. For all awards to Mr. Carrión and the 2004 fiscal year performance award for other NEOs, the restrictions lapse upon termination of employment on or after attaining age 55 and completing 10 years of service (i.e., eligibility for unreduced retirement benefits under the defined benefit plan). For the other NEOs, restrictions on the 2005 fiscal year performance award are as follows: 40% lapse upon termination of employment on or after attaining age 55 and completing 10 years of service, and the restrictions on the remaining 60% lapse in equal installments during the 5 years subsequent to the award (the first vesting occurred on January 22, 2007). The amount of restricted stock awarded is based on the Corporation’s prior year after-tax net income results as compared to predetermined performance goals. The awards’ value to the NEOs over time is linked to the performance of the Corporation’s Common Stock.
     The CEO’s target for the long-term incentive plan for 2006 was 200% of salary with a maximum of 250%. The other NEOs had a target of 100% of salary with a maximum of 125%. Neither the CEO nor any other NEO received restricted stock awards for 2006 performance since the Corporation’s after-tax net income goal was not achieved.
     2007 Modifications - During 2006, the Corporation’s management hired executive compensation consultant Hewitt Associates to perform a review of its executive incentives. Based on the recommendations presented by Hewitt Associates, management proposed the integration into the long-term incentive component of an enhanced Corporation performance feature that reflects practices at leading U.S. financial institutions and is designed to strengthen the link between NEO performance and shareholder returns. This program is expected to motivate NEOs to make decisions that focus on financial results, while maximizing the Corporation’s utilization of capital and long-term value. The recommendations were approved by the Compensation Committee in January 2007.
     The new long-term incentive is expected to deliver to the NEOs competitive long-term incentive awards by substituting approximately one-half of the long-term incentive value that is now delivered in service-vested restricted stock (which promotes continuity and retention of key talent over time) with performance shares, a stock award which is contingent upon the achievement of future financial goals (the Corporation’s return on equity). Performance will be measured over a period of three consecutive fiscal years, with the first performance cycle being 2007-2009. Actual awards, if earned, range from 50% to 200% of each NEO’s target award, depending on the Corporation’s performance.
     As recommended by Hewitt Associates, and validated by a review of market survey data regarding trends among financial institutions, the determination of variable pay based on a combination of annual net income and the long-term utilization of capital creates a sound framework for maximizing the Corporation’s performance and shareholder returns.
          Personal Benefits and Perquisites
     Personal benefits and perquisites are not intended to constitute a significant portion of NEO compensation. Such benefits are periodically reviewed based on market trends and regulatory developments. In accordance with market practices, perquisites such as the use of company-owned automobiles, club memberships and personal tickets to events sponsored by the Corporation or its subsidiaries are offered on a limited basis to NEOs. In addition, the Corporation owns a corporate aircraft and an apartment in New York City, used by the CEO primarily for business purposes. For detailed information about the personal benefits and perquisites mentioned above, refer to the Summary Compensation Table.
Tax Deductibility of Executive Compensation
     As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the U.S. Internal Revenue Code, which provides that the Corporation may not deduct compensation of more than $1,000,000 that is paid to certain individuals. However, the Section 162 (m) limitation does not apply to compensation that qualifies as “performance-based” under U.S. federal tax law. It is the Committee’s intention to have applicable compensation payable to our NEOs generally qualify as performance-based and to be deductible for U.S. federal income tax purposes, unless there are valid compensatory reasons for paying non-deductible amounts in order to ensure competitive levels of total compensation.
     In addition, for NEOs resident in Puerto Rico, compensation is deductible for income tax purposes if it is reasonable in the view of the Corporation. It is the Committee’s intention to have compensation paid to our NEOs resident in Puerto Rico be deductible, unless there are valid compensatory reasons for paying non-deductible amounts in order to ensure competitive levels of total compensation.
Stock Ownership/Retention Requirements
     The Corporation has stock ownership requirements that apply to NEOs, which have been in effect since January 1, 2005. The CEO is required to own Common Stock amounting to at least five times his salary. Other NEOs are required to own Common Stock amounting to at least three times their salary.
     The following securities are taken into account toward the stock ownership requirements: shares purchased in the open market; shares jointly owned with or separately by spouse and/or children; shares held in the Savings and Investment Plan (401(k) or 1165(e) Plan); shares exercised through the Stock Option Plan; NEOs non-qualified deferred share awards; vested restricted stock; and shares of the Corporation’s Common Stock held in a trust established for estate and/or tax planning purposes that is revocable by the NEOs and/or the NEOs’ spouse.
     NEOs who have worked for the Corporation for more than five years are expected to achieve their stock ownership requirements within three years of the first day of the year following their appointment to a position subject to the requirements. Those who have worked for the Corporation for less than five years are expected to achieve their requirements within five years of the first day of the year following their appointment to a position subject to the requirements. If an NEO’s requirement changes because of a promotion, a three-year period is granted to achieve the new requirement. Once the requirement is achieved, the corresponding ownership level must be maintained for as long as the NEO is subject to the stock ownership requirements.
     Failure to meet the stock ownership requirements within the appropriate timeframe may result in the payment of future short-term incentive awards in the form of stock rather than cash. The stock ownership requirements are revised every five years. Although most of the current NEOs already meet the stock ownership requirements, they have until December 31, 2007 to reach the pre-established levels.

EXECUTIVE COMPENSATION
     In 2006, the Corporation’s net income decreased by 34% as compared with 2005, and the financial targets outlined in the short and long-term incentive plans were not achieved. The sum of cash compensation and long-term incentives granted to the NEOs declined by 57% as compared to 2005.
     The following Summary Compensation Table outlines cash compensation awarded, together with the accounting cost to the Corporation of previously granted equity awards, accrued pension benefits and other non-cash compensation.
SUMMARY COMPENSATION TABLE

							Change
							in
				Stock	Option	Non-	Pension	All Other	Total
Name and Principal Position	Year	Salary(a)	Bonus (b)	Awards (c)	Awards(d)	Equity Comp (e)	Value(f)	Compensation (g)	Compensation

Richard L. Carrión	2006	$741,600	$31,050	$951,336	—	$178,139	$1,124,121	$267,960	$3,294,206
Chairman, President and CEO	2005	776,667	30,145	941,503	—	754,593	639,554	350,986	3,493,448

David H. Chafey Jr	2006	697,500	29,193	359,411	468,002	434,474	1,089,836	93,249	3,171,665
Senior Executive Vice President	2005	750,000	31,375	355,997	203,493	851,851	1,204,097	93,061	3,489,874

Jorge A. Junquera	2006	539,000	22,633	7,510	—	156,423	439,466	74,266	1,239,298
Senior Executive Vice President & Chief Financial Officer	2005	550,000	23,087	567,593	590,919	612,087	645,440	74,007	3,063,133

Roberto R. Herencia	2006	490,000	20,491	134,434	156,840	257,160	346,300	40,224	1,445,449
Executive Vice President	2005	500,000	20,905	70,170	162,794	549,311	463,374	70,886	1,837,440

Félix M. Villamil	2006	294,000	12,325	68,633	87,978	189,442	127,366	40,664	820,408
Executive Vice President	2005	300,000	12,570	34,609	84,988	359,769	124,935	34,521	951,392

Tere Loubriel	2006	318,500	13,411	207,074	151,905	88,060	593,176	28,442	1,400,568
Executive Vice President	2005	325,000	13,677	204,856	150,267	361,688	694,115	31,277	1,780,880

Brunilda Santos de Álvarez	2006	294,000	12,325	80,654	95,854	81,286	170,515	36,827	771,461
Executive Vice President	2005	300,000	12,570	51,805	91,571	333,866	231,820	30,364	1,051,996

Amílcar L. Jordán	2006	294,000	12,350	75,537	42,044	95,986	208,810	27,269	755,996
Executive Vice President	2005	300,000	12,595	37,791	39,962	333,866	239,265	27,762	991,241

C. E. (Bill) Williams	2006	403,750	—	5,804	—	—	—	70,900	480,454
Executive Vice President	2005	425,000	—	424,999	—	—	—	70,900	920,899

a)	Includes salaries before deductions.

b)	Includes Christmas bonus.

c)	For the fiscal year 2006, the performance criteria established in the plan were not met; therefore, no stock awards were made for the year. The values shown in the table reflect the accounting compensation cost incurred during the year in accordance with FAS123R for equity awards earned in prior years. Since a portion of the equity awards vests upon termination of employment on or after attaining age 55 and 10 years of service (i.e., eligibility for unreduced benefits under the defined benefit plan), the costs are influenced by each NEO’s proximity to being eligible for retirement. For all awards to Mr. Carrión and the 2004 fiscal year performance award for other NEOs, the restrictions lapse upon termination of employment on or after attaining age 55 and 10 years of service. For the other NEOs, restrictions on the 2005 fiscal year award are as follows: 40% lapse upon termination of employment on or after attaining the age of 55 and 10 years of service, and the restrictions on the remaining 60% lapse in equal installments during the 5 years subsequent to the grant. The first vesting occurred on January 22, 2007.

d)	Stock options were granted to some executives between 2002 and 2004 for performance for the years 2001 through 2003. These figures reflect the FAS123R accounting cost of these awards.

e)	Non-equity compensation includes the cash portion of profit sharing, and short-term cash incentive. The short- term cash incentive is determined as a percentage of base pay using net income as the metric against which performance is measured. The details of this design are included in the CD&A.

f)	Present values were determined using year-end FAS 87 assumptions with the following exception: payments are assumed to begin at the earliest possible retirement date at which benefits are unreduced. These vary for NEOs, depending on their initial employment situation. For Mr. Villamil and Mrs. Santos, their earliest possible retirement age with unreduced benefits is the age of 60, for all other NEOs the age to receive retirement benefits with no reductions is 55. Also, each NEO is assumed to continue employment until such retirement date.

g)	All other compensation includes the Corporation’s match to savings plans for all executives, the change in value of retiree medical insurance coverage for executives with that future benefit and the value of all perquisites if their aggregate value exceeds $10,000. The 2005 data includes the deferred portion of the profit sharing award (which is no longer provided since the beginning of 2006).
a.	The detail of the perquisites for Mr. Carrión is as follows:
i.	$146,000 related to personal security.

ii.	Company-owned vehicles for personal use by him and his spouse; the total incremental cost to the Corporation of personal use of these cars was approximately $60,000.

iii.	Mr. Carrión is provided with country club membership and entry tickets to sponsored events whose value does not exceed $10,000.

iv.	The Board has made it a requirement for Mr. Carrión to use the corporate aircraft even when traveling on personal business. The aggregate incremental cost to the Corporation for such use during 2006 was $71,921. This amount is fully reimbursed by Mr. Carrión to the Corporation so it was not included in the All Other Compensation figure.

v.	Mr. Carrión’s responsibilities as CEO require frequent travel to New York City. For this purpose, the Corporation has had an apartment since 1987 that Mr. Carrión uses for business related trips. The cost of the apartment to the Corporation is approximately $30,000. Since this apartment is primarily used for business purposes, this amount is not included as additional compensation.
b.	The Corporation also provides other executives with perquisites such as company- owned vehicles, club memberships and tickets to sponsored events. The total value of the perquisites awarded to Mrs. Loubriel and Mr. Jordán did not reach $10,000. During 2006, the following NEOs received perquisites whose aggregate value exceeded $10,000: Mr. Chafey, Mr. Junquera, Mr. Herencia, Mr. Villamil, Mr. Williams, and Mrs. Santos.
i.	The incremental cost to the Corporation of company-owned vehicles for Mr. Chafey, Mr. Junquera, Mr. Herencia, Mr. Villamil, Mr. Williams, and Mrs. Santos is approximately, $34,000, $26,000, $36,000, $12,700, $10,400, and $5,319 respectively.

ii.	Entry tickets to sponsored events were provide to Messrs. Chafey, Junquera and Mrs. Santos. Messrs. Chafey, Junquera, Villamil, and Mrs. Santos were also provided with the personal use of country club memberships. None of these benefits individually exceeded $10,000.

GRANTS OF PLAN-BASED AWARDS
The following table outlines the non-equity and equity incentive awards.

								All	All
								Other	Other	Exercise
								Stock	Option	or
								Awards:	Awards	Base
		Estimated			Estimated			Number	Number	Price
		Possible Payouts			Possible Payouts			of Shares	of	for
		Under Non-Equity			Under Equity			of	Securities	Options
	Grant	Incentive Plan Awards(1&2)			Incentive Plan Awards(3)			stock or	Underlying	Awards
Name	Date	Threshold(2)	Target	Maximum	Threshold($)	Target($)	Maxium($)	units	Options(#)	($/SH)

Richard L. Carrión		$222,480	$741,600	$1,112,400				—	—	—
Richard L. Carrión	Feb-15-06				$741,600	$1,483,200	$1,854,000	—	—	—
David H. Chafey Jr.		209,250	697,500	976,500				—	—	—
David H. Chafey Jr.	Feb-15-06				348,750	697,500	871,875	—	—	—
Jorge A. Junquera		188,650	539,000	754,600				—	—	—
Jorge A. Junquera	Feb-15-06				269,500	539,000	673,750	—	—	—
Roberto R. Herencia		147,000	490,000	686,000				—	—	—
Roberto R. Herencia	Feb-15-06				245,000	490,000	612,500	—	—	—
Félix M. Villamil		88,200	294,000	411,600				—	—	—
Félix M. Villamil	Feb-15-06				147,000	294,000	367,500	—	—	—
Tere Loubriel		111,475	318,500	445,900				—	—	—
Tere Loubriel	Feb-15-06				159,250	318,500	398,125	—	—	—
Brunilda Santos de Álvarez		102,900	294,000	411,600				—	—	—
Brunilda Santos de Álvarez	Feb-15-06				147,000	294,000	367,500	—	—	—
Amílcar L. Jordán		102,900	294,000	411,600				—	—	—
Amílcar L. Jordán	Feb-15-06				147,000	294,000	367,500	—	—	—
C.E. (Bill) Williams		121,125	403,750	565,250				—	—	—
C.E. (Bill) Williams	Feb-15-06				201,875	403,750	504,688	—	—	—

1)	On February 15, 2006 the Compensation Committee established target awards expressed as a percentage of each NEO’s 2006 base salary and Corporation performance measures for the purpose of determining the amount payable for the year ended December 31, 2006. The amounts shown in the “Threshold” colum assume that neither the Corporation nor the Business Units meet performance targets, but the NEOs are awarded the maximum level for the strategic and personal portion of the incentive. However, this portion is not guaranteed either as reflected in the awards paid in 2007 for 2006 performance.

2)	The non-equity incentive awards actually earned and paid to NEOs for 2006 performance were as follows: Mr. Carrión — $148,320; Mr. Chafey — $406,273; Mr. Junquera — $134,750; Mr. Herencia — $237,458; Mr. Villamil —$177,621; Mrs. Loubriel — $79,625; Mrs. Santos — $73,500; Mr. Jordán — $88,200; and Mr. Williams — $0. These amounts are also included in the Summary Compensation Table under colum (e). Please see the “Compensation Discussion and Analysis — Performance Based Incentive Compensation” for additional information about the Corporation’s incentive awards.

3)	On February 15, 2006 the Compensation Committee established target awards expressed as a percentage of each NEO’s 2006 base salary and Corporation performance measures for the purpose of determining the amount payable for the year ended December 31, 2006. Using the stock closing price on the date the award was granted ($19.19), these target awards converted into number of shares amount to: Mr. Carrión — 77,290, Mr. Chafey 36,347, Mr. Junquera — 28,088, Mr. Herencia — 25,534, Mr. Villamil — 15,320, Mrs. Loubriel — 16,597, Mrs. Santos 15,320, Mr. Jordán — 15,320 and Mr. Williams — 21,040. However, given the Corporation’s below threshold performance for 2006, no stock awards were granted to NEOs.

The following table sets forth certain information with respect to the value of all unexercised options and restricted stock previously awarded to the NEOs (based on the Corporation’s Common Stock price of $17.95 as of December 31, 2006).
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

		OptionAwards				Stock Awards
								Equity
			Equity					Incentive	Equity
			Incentive					Plan	Incentive
			Plan					Awards:	Plan
		Number	Awards:					Number of	Awards:
		of	Number					Unearned	Market or
		Securities	of					Shares,	Payout
		Under-	Securities					Unit or	Value of
	Number	lying	Under-			Number		Other	Unearned
	of	Unexer-	lying			of		Rights	Shares,
	Securities	cised	Unexer-			Shares	Market Value	that	that
	Underlying	Options	cised	Option		or Units	of Shares or	have	have
	Options	(#)	Unearned	Exer-	Option	of Stock	Units of Stock	not	not
	(#)	Unexer-	Options	cise	Expiration	that have	that have	Vested	Vested
Name	Exercisable	cisable	(#)	Price	Date	not vested	not vested	(#)	($)

Richard L. Carrión (1)	0	0				129,997	$2,333,444	—	—
David H. Chafey Jr.						63,850	1,146,100	—	—
David H. Chafey Jr.	40,482	10,120		$14.42	2/14/2012			—	—
David H. Chafey Jr.	46,918	31,278		$16.75	3/13/2013			—	—
David H. Chafey Jr.	30,923	46,385		$24.05	1/16/2014			—	—
Jorge A. Junquera						46,823	840,473	—	—
Jorge A. Junquera	35,624	8,906		$14.42	2/14/2012			—	—
Jorge A. Junquera	41,287	27,525		$16.75	3/13/2013			—	—
Jorge A. Junquera	27,213	40,819		$24.05	1/16/2014			—	—
Roberto R. Herencia						42,566	764,067	—	—
Roberto R. Herencia	32,386	8,096		$14.42	2/14/2012			—	—
Roberto R. Herencia	37,534	25,022		$16.75	3/13/2013			—	—
Roberto R. Herencia	24,738	37,108		$24.05	1/16/2014			—	—
Félix M. Villamil						25,540	458,440	—	—
Félix M. Villamil	11,029	2,757		$14.42	2/14/2012			—	—
Félix M. Villamil	15,952	10,634		$16.75	3/13/2013			—	—
Félix M. Villamil	17,008	25,512		$24.05	1/16/2014			—	—
Tere Loubriel						27,668	496,644	—	—
Tere Loubriel	18,218	4,554		$14.42	2/14/2012			—	—
Tere Loubriel	21,113	14,075		$16.75	3/13/2013			—	—
Tere Loubriel	13,915	20,873		$24.05	1/16/2014			—	—
Brunilda Santos de Álvarez						25,540	458,440	—	—
Brunilda Santos de Álvarez	18,217	4,554		$14.42	2/14/2012			—	—
Brunilda Santos de Álvarez	21,113	14,075		$16.75	3/13/2013			—	—
Brunilda Santos de Álvarez	13,915	20,873		$24.05	1/16/2014			—	—
Amílcar L. Jordán						25,540	458,440	—	—
Amílcar L. Jordán	12,025	3,006		$14.42	2/14/2012			—	—
Amílcar L. Jordán	7,986	5,324		$16.75	3/13/2013			—	—
Amílcar L. Jordán	5,190	7,784		$24.05	1/16/2014			—	—
C.E. (Bill) Williams						20,455	367,175	—	—

(1)	Mr. Carrión did not receive stock option awards.

OPTIONS EXERCISED AND STOCK VESTED TABLE (for fiscal year 2006)
The following table includes certain information with respect to the options exercised by the NEOs during fiscal year 2006.

	Option Awards		Stock Awards
	Number of Shares Acquired	Value Realized	Number of Shares	Value Realized on
Name	through Exercise (#)	Exercise (#)	Acquired on Vesting	Vesting

Richard L. Carrión	—	—	—	—
David H. Chafey Jr.	—	—	—	—
Jorge A. Junquera	—	—	—	—
Roberto R. Herencia	—	—	—	—
Félix M. Villamil	—	—	—	—
Tere Loubriel	—	—	—	—
Brunilda Santos de Álvarez	—	—	—	—
Amílcar L. Jordán	—	—	—	—
C.E. (Bill) Williams	—	—	—	—

During 2006, no stock options were exercised by any of the NEOs. Also, there was no vesting of restricted stock. The first vesting occurred on January 22, 2007.
ELEMENTS OF POST-TERMINATION COMPENSATION
     Puerto Rico
Retirement Program
     Before 2006, the Bank had a retirement program covering substantially all regular monthly salaried employees of the Corporation and the Bank, which consisted of annual deferred profit sharing contributions and a non-contributory, defined benefit retirement plan (“Retirement Plan”). Effective January 1, 2006, the retirement program was substantially modified primarily to maintain total compensation competitiveness and corporate-wide alignment, while providing greater flexibility to employees and promoting a shared responsibility for retirement saving. Generally, retirement benefits were reduced in the area of deferred profit sharing for all employees and defined retirement benefits for younger and shorter-service employees.
     Further to the changes, the deferred profit sharing award was discontinued after 2005, providing 100% vesting in accrued deferred profit sharing benefits, and implementing a 3% base pay increase for participants in lieu of deferred profit sharing. In connection with the Retirement Plan change, effective January 1, 2006, the Retirement Plan was closed to new hires, and employees who as of December 31, 2005 were under 30 years of age or were credited with less than 10 years of benefit service (approximately 60% of plan participants) ceased accruing additional benefits under the Retirement Plan. These employees became 100% vested in their accrued benefit under the Retirement Plan as of January 1, 2006 and received a base pay increase based on their age and years of service. Related to the above changes, all employees were given the opportunity to obtain a greater matching contribution from their employer in the defined contribution savings plan.
     The Retirement Plan benefit formula is based on a percentage of average final compensation and years of service. Benefits in the normal form are paid on the basis of a straight life annuity plus supplemental death benefits and are not reduced for Social Security or other payments received by the participants. Pension costs are funded in accordance with minimum funding standards under the Employee Retirement Income Security Act of 1974 (“ERISA”). Normal retirement age under the Plan is age 65 with 5 years of service. Benefits under the Retirement Plan are subject to the U.S. Internal Revenue Code limits on compensation and benefits. Benefits under restoration plans restore benefits to select employees that are limited under the Retirement Plan due to U.S. Internal Revenue Code limits and a compensation definition that excludes amounts deferred to nonqualified arrangements.
     The Internal Revenue Service (“IRS”) set a limit of $220,000 as the amount of 2006 compensation that may be considered in calculating retirement benefits under U.S. tax qualified retirement plans. This limit applies to the Retirement Plan, which is qualified under Section 401(a) of the U.S. Internal Revenue Code. The Corporation has adopted two “Benefit Restoration Plans” to provide those benefits that cannot be accrued under the Retirement Plan due to the application of the IRS limit and a compensation definition that excludes amounts deferred to nonqualified arrangements. Benefits under the Benefit Restoration Plans are equal to the amount that, when added to the benefits under the Retirement Plan, would be provided under the

Retirement Plan had such IRS limits or exclusions from compensation not been in effect.
     The Retirement Plan changes effective January 1, 2006 to freeze participation and cease accruals for younger or shorter-service employees of the Corporation and the Bank, and to provide 100% vesting for frozen participants were also made to the Benefit Restoration Plans. These Plans do not offer credit for years of service not actually worked, preferential benefit formulas or accelerated vesting of pension benefits, beyond the provisions of the Retirement Plan. The restoration benefits of employees who are residents of Puerto Rico are funded through one irrevocable trust. In addition, the Bank is contributing to an irrevocable trust to provide itself with a source of funds for payment of benefit restoration liabilities to all other employees.
PENSION BENEFITS
     The following table sets forth certain information with respect to the value of retirement payments under the Corporation’s retirement plans.

		Number of Years of	Present Value of	Payments During
Name	Plan Name	Credited Service	Accumulated Benefit ($)(a)	Last Fiscal Year ($)

Richard L. Carrión	Retirement Pension Plan	30.583	$1,054,922	—
	Benefit Restoration Plan	30.583	4,333,163	—
David H. Chafey Jr.	Retirement Pension Plan	26.333	852,959	—
	Benefit Restoration Plan	26.333	4,581,416	—
Jorge A. Junquera	Retirement Pension Plan	35.500	1,054,864	—
	Benefit Restoration Plan	35.500	4,317,288	—
Roberto R. Herencia	Retirement Pension Plan	15.667	341,100	—
	Benefit Restoration Plan	15.667	1,540,042	—
Félix M. Villamil	Retirement Pension Plan	17.417	238,445	—
	Benefit Restoration Plan	17.417	327,349	—
Tere Loubriel	Retirement Pension Plan	28.750	1,073,497	—
	Benefit Restoration Plan	28.750	1,897,279	—
Brunilda Santos de Álvarez	Retirement Pension Plan	21.333	400,012	—
	Benefit Restoration Plan	21.333	530,166	—
Amílcar L. Jordán	Retirement Pension Plan	20.083	422,178	—
	Benefit Restoration Plan	20.083	467,421	—

(a)	Present values were determined using year-end FAS 87 assumptions with the following exception: payments are assumed to begin at the earliest possible retirement date at which benefits are unreduced. These vary for NEOs, depending on their initial employment situation. For Mr. Villamil and Mrs. Santos, their earliest possible retirement age with unreduced benefits is the age of 60, for all other NEOs, the age to receive retirement benefits with no reductions is 55. Also, each NEO is assumed to continue employment until such retirement date.
NON-QUALIFIED DEFERRED COMPENSATION

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contribution	Contribution	Earnings	Withdrawals/	Balance at
Name	in last FY	in last FY	in last FY	Distributions	Last FYE

C.E. (Bill) Williams(a)	$0.00	$50,000	($48,267)	$0.00	$430,178
Roberto R. Herencia(b)	0.00	19,016	9,805	0.00	106,907

a)	Balances in the Supplemental Employee Retirement Plan (“SERP”) ($410,541) and the Voluntary Deferral Plan ($19,637) sponsored by PFH. Investment crediting elections are made by the plan participant among mutual funds and the Corporation’s Common Stock.

b)	Balances in the Bank’s USA Benefit Restoration Plan covering deferred profit sharing. Balances are credited according to the performance of the S&P 500 Index.

Popular, Inc. Puerto Rico Savings and Investment Plan
     Before 2006, the Bank had a Savings and Investment Plan which covered the Corporation and the Bank employees in Puerto Rico and was qualified under Section 1165(e) of the Puerto Rico Internal Revenue Code. Effective July 1, 2006, the Plan merged with and into the Corporation’s Puerto Rico Savings and Investment Plan. With this change, all regular Puerto Rico — based employees of the Corporation and its subsidiaries may participate in a single savings and investment plan upon completion of 30 days of service.
     The Savings and Investment Plan allows employees who have completed 30 days of service to voluntarily elect to defer a predetermined percentage not to exceed 10% of their pre-tax total cash compensation. It also allows employees to voluntarily elect to contribute a predetermined percentage not to exceed 10% of their after-tax total cash compensation. Both contribution levels are subject to maximum contribution limits as determined by applicable laws. Employees become vested 20% per year during the first five years of service.
     The 2006 changes accorded employees an improved opportunity to obtain a greater Corporation match. Prior to 2006, Corporation and Bank employees received a match equal to 50% of the first 2% of base pay contributed by the employee to the Popular, Inc. stock fund. Effective January 1, 2006, the Corporation matches 100% of the first three percent (3%) of total cash compensation contributed on a pre-tax basis by the participant, and 50% of the next two percent (2%) contributed. For employees of substantially all other Puerto Rico subsidiaries of the Corporation, the employeer matches 50% of the first eight percent (8%) of total cash compensation contributed on a pre-tax basis by the participant. The match, which is invested in Common Stock of the Corporation, is granted regardless of how the participant invests his or her elective contributions, that is, in the Common Stock or other eligible investments. Employees may transfer Corporation matching contributions invested in Common Stock of the Corporation to other investments at will.
United States
Retirement Plan of Banco Popular North America
     Banco Popular North America (“BPNA”) has a noncontributory, defined benefit retirement plan covering substantially all salaried employees hired before June 30, 2004. This Plan will be frozen effective April 1, 2007 and will be subsequently terminated as soon as administratively feasible.
     Pension costs are funded in accordance with minimum funding standards under ERISA. The retirement plan benefit formula is based on a percentage of average final compensation and years of service after January 1, 1999. Benefits in the normal form are paid on the basis of a single life annuity and are not reduced for Social Security or other payments received by the participants. Normal retirement occurs when the participant reaches age 65 and has 5 years of service. This retirement plan is qualified under Section 401(a) of the U.S. Internal Revenue Code. Those BPNA employees whose annual compensation is higher than the established IRS limit are covered under a benefit restoration plan in order to provide a total benefit equivalent to that which would be provided under the retirement plan had such IRS limits not applied.
Savings Plan of Popular Companies in the United States
     Effective April 1, 2006, the PFH 401(k) Plan merged into the Corporation’s USA 401(k) Savings and Investment Plan (“USA Savings and Investment Plan”). The E-LOAN, Inc. 401(k) Plan was subsequently merged into the USA Savings and Investment Plan effective January 1, 2007. With these changes, all regular U.S.-based employees of the Corporation’s subsidiaries may participate in a single 401(k) plan upon completion of 30 days of service. Participants may defer up to 70% of their pay on a pre-tax basis up to the maximum amount as determined by applicable tax laws.
     Prior to January 1, 2007, BPNA matched 50% (100% if the participant invested his or her contribution in the Common Stock) of the amount contributed by a participant up to a maximum of 6% of the participant’s annual compensation; PFH matched 100% of the amount contributed by a participant up to a maximum of 5% of the participant’s annual compensation. Effective January 1, 2007, both companies match 100% of employee contribution up to 4% of the participant’s annual compensation. The match, which is invested in Common Stock, is granted regardless of how the participant invests his or her elective contributions, that is, in the Common Stock or other eligible investments. Participants may transfer the matching contribution invested in Common Stock to other investments at will.

SERPs
     Mr. Cameron E. Williams, PFH’s President until his resignation on January 9, 2007, was the only NEO with a SERP. Mr. Williams’ vested balance under the SERP as of December 30, 2006 was $410,541. That amount will be recalculated as of Mr. Williams’ retirement date of March 31, 2007. The SERP provided for payment of deferred compensation and was offered to maintain market competitiveness. The deferred compensation was earned by Mr. Williams and accrued by PFH on a defined contribution basis. For each plan year in which Mr. Williams was employed by PFH, the Company credited deferred compensation to his reserve account in the amount designated by the Board of Directors of PFH at the time he was designated for participation in the Plan, or as subsequently revised. The supplemental benefits offered to Mr. Williams were funded using company-owned life insurance.
Employment and Change-in-Control Agreements
     The Corporation typically does not utilize employment agreements and only has a change-in-control agreement in connection with the SERP mentioned above (in which no NEO currently participates in light of Mr. Williams’ resignation as PFH’s President on January 9, 2007). The 2004 Omnibus Plan, however, provides that in the event of a change of control of the Corporation, all outstanding options and stock appreciation rights become fully exercisable, and restrictions on outstanding restricted stock and restricted units lapse. In addition, outstanding long-term performance unit awards and performance share awards will be paid in full at target within 30 days of the change of control. Participants may opt to receive such payments in cash. The Compensation Committee may, in its discretion, provide for cancellation of each option, stock appreciation rights, restricted stock and restricted stock unit in exchange for a cash payment per share based upon the change of control price, which is the highest share price offered in conjunction with any transaction resulting in a change of control (or, if there is no such price, the highest trading price during the 30 days preceding the change of control event). Notwithstanding the foregoing, no acceleration of vesting or exercisability, cancellation, cash payment or other settlement occurs with respect to any option, stock appreciation rights, restricted stock, restricted unit, long-term performance unit award or performance share award if the Compensation Committee reasonably determines in good faith prior to the change of control that such awards will be honored or assumed or if equitable replacement awards will be made by a successor employer immediately following the change of control and that such awards will vest and payments will be made if a participant is involuntarily terminated without cause.
     For purposes of the SERP Agreement and the 2004 Omnibus Plan, “change of control” occurs in general if: (i) any “person” (within the meaning of Section 3(a)(9) of the Act of 1934 and excluding the Corporation, its subsidiaries or any employee benefit plan sponsored or maintained by the Corporation or its subsidiaries) acquires direct or indirect ownership of 50% or more of the combined voting power of the then outstanding securities of the Corporation as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise; or (ii) the stockholders of the Corporation approve (A) any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation (other than a merger of the Corporation in which the holders of Common Stock immediately prior to the merger have the same or substantially the same proportionate ownership of the surviving corporation immediately after the merger), or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation to an entity which is not a wholly-owned subsidiary of the Corporation.
PFH Restructuring and Integration Plan
     On January 9, 2007, the Corporation announced the Restructuring and Integration Plan (“the Plan”) for its U.S. consumer finance and mortgage business subsidiary PFH, including PFH’s internet financial services subsidiary E-LOAN, Inc. The Plan calls for PFH to exit the wholesale nonprime mortgage origination business, focus on existing profitable businesses, and consolidate support functions with sister U.S. banking entity BPNA. In connection with the Plan, Popular’s mainland operations (BPNA, PFH and their subsidiaries including E-LOAN, Inc.) report to BPNA’s President, Mr. Roberto R. Herencia. Cameron E. Williams, who served as President of PFH until January 9, 2007, will retire effective March 31, 2007. In connection with Mr. Williams’ retirement, he will receive: (a) a lump sum payment of $1.2 million; (b) continuation of 12 months of medical insurance; (c) accelerated vesting of 18,000 shares of the Corporation’s under the 2004 Omnibus Plan, with a value of $321,840 based on market closing price of $17.88 per share of the Corporation’s Common Stock as of January 8, 2007; (d) a lump sum payment of $410,541 under the SERP (amount vested as of December 30, 2006, which will be recalculated as of Mr. Williams’ retirement date of March 31, 2007 and which is subject to investment fluctuations based upon Mr. Williams’ elections through date of distribution); and (e) the right to purchase a company car at its book value of approximately $9,000.

Payments Made Upon Termination of Employment
     Regardless of the manner in which NEOs terminate their employment with the Corporation, they are entitled to receive certain amounts earned during their employment. Such amounts include:
•	Amounts contributed to the Corporation’s Savings and Investment Plan, including the vested portion of the employer match and the deferred Profit Sharing.

•	Benefits accumulated under the Retirement Plan, including retiree medical and the Retirement Restoration Plan.

•	Awards under the Senior Executive Long Term Incentive Plan granted in years 1997-1999 in the form of deferred stock.

•	Voluntary contributions to the Non-qualified deferred compensation plan (PFH).
     Additional payments may be made if the termination is due to retirement:
•	Non-equity compensation awards earned for the time worked.

•	All restricted stock and stock options become fully vested at the time of retirement. Retirement is defined as termination of employment on or after attaining age 55 and completing 10 years of service except when termination is for cause.

•	All balances in the non-qualified deferred compensation plans.
If termination is without cause or due to resignation:
•	Vested stock options under the 2001 Option Plan can be exercised for a period of 6 months after termination of employment. However, stock options and restricted stock granted under the 2004 Omnibus Plan are forfeited upon termination of employment.
     Included are the tables with the details of the compensation each NEO would receive upon termination of employment:
RETIREMENT, DEATH, DISABILITY OR CHANGE IN CONTROL

as of December 31, 2006			Long
	Non-Equity	Restricted	Term	Stock	Retirement	Retirement	Defined	Non-
	Cash	Stock	Incentive	Options	Plan	Restoration	Contribution	Qualified
Name	Incentive(a)	($)(b)	($)(c)	($)(d)	Pension(e)	Plan(f)	Plan(g)	Plans(h)

Richard L. Carrión	$178,139	$2,333,444	$871,483	—	$1,093,801	$4,492,864	$3,265,529	—
David H. Chafey Jr.	434,474	1,146,100	542,092	$73,259	928,235	4,985,742	2,286,914	—
Jorge A. Junquera	156,423	840,473	546,295	64,468	1,054,864	4,317,288	3,027,704	—
Roberto R. Herencia	257,160	764,067	—	58,607	—	—	182,458	$106,907
Felix M. Villamil	189,442	458,440	—	22,494	—	—	526,578	—
Tere Loubriel	88,060	496,644	—	32,967	1,110,243	1,962,224	1,986,346	—
Brunilda Santos de Álvarez	81,286	458,440	—	32,967	—	—	492,782	—
Amílcar L. Jordán	95,986	458,440	—	17,001	—	—	678,253	—
C.E. (Bill) Williams	—	367,175	—	—	—	—	224,170	430,178
C.E. (Bill) Williams (death benefit)	—	367,175	—	—	—	—	224,170	836,793

a)	Non-equity cash award given to NEOs during January 2007 for fiscal year 2006 performance. It includes the performance award and the profit sharing cash portion.

b)	All restricted stock would vest immediately upon termination of employment due to retirement, death, disability or change in control. These calculations use the closing price of the Corporation’s Common Stock as of December 31, 2006 ($17.95).

c)	The Senior Executive Long-Term Incentive Plan was a performance-based plan with a 3-year performance period. Awards were made under this plan in 1997, 1998 and 1999 based on Corporation performance during the respective preceding 3-year performance periods. This plan had financial targets such as return on equity and stock appreciation. This plan gave NEOs the choice of receiving the incentive in cash or stock. If they chose stock, the compensation was deferred in the form of shares until termination of employment. These are dollar values using the number of shares awarded at the time, the dividends (in shares) received multiplied by the closing price of the Corporation’s Common Stock as of December 31, 2006 ($17.95).

d)	All unvested stock options would vest immediately if the NEOs terminate employment due to retirement, death, disability or change in control. These figures include the unvested options in-the-money as of December 31, 2006, and the dollar value is the gain the NEOs would receive if they exercise all these options on December 31, 2006 using the strike price of each option award.

e&f)	This is the Present Value of the immediate benefit for those NEOs who already qualify for such benefit. These calculations use the same assumptions as the Pension Table.

g)	The Defined Contribution is the balance in dollars as of December 31, 2006 for each NEO. It includes the NEO’s contributions and the employer match. It also includes, where applicable, the amount accumulated in the Deferred Profit Sharing Plan. The Deferred Profit Sharing Plan was frozen on December 31, 2005 and balances were subsequently transferred to the employees’ respective Savings and Investment Plans.

h)	For Mr. Herencia, payments include balances under the Bank’s USA Benefit Restoration Plan related to deferred profit sharing. For Mr. Williams, payments include balances under the SERP and the Voluntary Deferral Plan. In the case of death, the terms of Mr. Williams’ SERP plan provide for payment of the greater of (a) his vested balance or (b) a death benefit of $817,156.
RESIGNATION OR TERMINATION WITHOUT CAUSE

as of December 31, 2006			Long
	Non-Equity	Restricted	Term	Stock	Retirement	Retirement	Defined	Non-
	Cash	Stock	Incentive	Options	Plan	Restoration	Contribution	Qualified
Name	Incentive(a)	($)(b)	($)(c)	($)(d)	Pension(e)	Plan(f)	Plan(g)	Plans(h)

Richard L. Carrión	$—	$—	$871,483	$—	$1,093,801	$4,492,864	$3,265,529	—
David H. Chafey Jr.	—	—	542,092	—	928,235	4,985,742	2,286,914	—
Jorge A. Junquera	—	—	546,295	—	1,054,864	4,317,288	3,027,704	—
Roberto R. Herencia	—	—	—	—	—	—	182,458	$106,907
Felix M. Villamil	—	—	—	—	—	—	526,578	—
Tere Loubriel	—	—	—	—	1,110,243	1,962,224	1,986,346	—
Brunilda Santos de Álvarez	—	—	—	—	—	—	492,782	—
Amílcar L. Jordán	—	—	—	—	—	—	678,253	—
C.E. (Bill) Williams	—	—	—	—	—	—	224,170	430,178

a)      The non-equity cash award is not guaranteed. Therefore, if resignation or termination without cause occurs before the date of the award, the NEO would not receive the award.
b)      All remaining restricted stock would be forfeited upon resignation or termination without cause.
c)      The Senior Executive Long-Term Incentive Plan was a performance-based plan with a 3-year performance period. Awards were made under this plan in 1997, 1998 and 1999 based on company performance during the respective preceding 3-year performance periods. This plan had financial targets such as return on equity and stock appreciation. This plan gave executives the choice of receiving the incentive in cash or stock. If they chose Common Stock, the compensation was deferred in the form of shares until termination of employment. These are dollar values using the number of shares awarded at the time, the dividends (in shares) received multiplied by the closing price of the Corporation’s Common Stock as of December 31, 2006 ($17.95).
d)      All unvested stock options would be forfeited upon termination of employment.
e&f) This is the present value of the immediate benefit for those executives who already qualify for such benefit. These calculations use the same assumptions as the Pension Table.
g)      The Defined Contribution is the balance in dollars as of December 31, 2006 for each NEO. It includes the NEO’s contributions and the employer match. It also includes, where applicable, the amount accumulated in the Deferred Profit Sharing Plan. This plan was frozen on December 31, 2005 and balances were subsequently transferred to employees’ respective Savings and Investment Plans.
h)      For Mr. Herencia, payments include balances under the Bank’s USA Benefit Restoration Plan related to deferred profit sharing. For Mr. Williams, payments include balances under the SERP and the Voluntary Deferral Plan.

TERMINATION WITH CAUSE

as of December 31, 2006			Long
	Non-Equity	Restricted	Term	Stock	Retirement	Retirement	Defined	Non-
	Cash	Stock	Incentive	Options	Plan	Restoration	Contribution	Qualified
Name	Incentive(a)	($)(b)	($)(c)	($)(d)	Pension(e)	Plan(f)	Plan(g)	Plans(h)

Richard L. Carrión	$—	$—	$871,483	$—	$1,093,801	$4,492,864	$3,265,529	—
David H. Chafey Jr.	—	—	542,092	—	928,235	4,985,742	2,286,914	—
Jorge A. Junquera	—	—	546,295	—	1,054,864	4,317,288	3,027,704	—
Roberto R. Herencia	—	—	—	—	—	—	182,458	$106,907
Felix M. Villamil	—	—	—	—	—	—	526,578	—
Tere Loubriel	—	—	—	—	1,110,243	1,962,224	1,986,346	—
Brunilda Santos de Álvarez	—	—	—	—	—	—	492,782	—
Amílcar L. Jordán	—	—	—	—	—	—	678,253	—
C.E. (Bill) Williams	—	—	—	—	—	—	224,170	19,637

a)	The non-equity cash award is not guaranteed. Therefore, if a termination with cause takes place before the date of the award, the NEO would not receive the award.

b)	All remaining restricted stock would be forfeited upon termination with cause.

c)	The Senior Executive Long-Term Incentive Plan was a performance-based plan with a 3-year performance period. Awards were made under this plan in 1997, 1998 and 1999 based on company performance during the respective preceding 3-year performance periods. This plan had financial targets such as return on equity and stock appreciation. This plan gave executives the choice of receiving the incentive in cash or stock. If they chose stock, the compensation was deferred in the form of shares until termination of employment. These are dollar values using the number of shares awarded at the time, the dividends (in shares) received multiplied by the closing price of the Corporation’s Common Stock as of December 31, 2006 ($17.95).

d)	All vested and unvested stock options would be forfeited the day of termination of employment, if termination is with cause.

e&f)	This is the present value of the immediate benefit for those executives who already qualify for such benefit. These calculations use the same assumptions as the Pension Table.

g)	The Defined Contribution is the balance in dollars as of December 31, 2006 for each NEO. It includes the NEO’s contributions and the employer match. It also includes, where applicable, the amount accumulated in the Deferred Profit Sharing Plan. This plan was frozen on December 31, 2005 and balances were subsequently transferred to employees’ respective Savings and Investment Plans.

h)	For Mr. Herencia, payments include balances under the Bank’s USA Benefit Restoration Plan related to deferred profit sharing. For Mr. Williams, payments include balances under the Volutary Deferral Plan only.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     None of the members of the Compensation Committee is or has been an officer or employee of the Corporation. No NEO of the Corporation served on any board of directors’ compensation committee of any other company for which any of the directors of the Corporation served as NEO at any time during 2006. Other than disclosed in the Other Relationships, Transactions and Events section, none of the members of the Compensation Committee had any relationship with the Corporation requiring disclosure under Item 404 of the SEC Regulation S-K.

PROPOSALS OF STOCKHOLDERS TO BE PRESENTED AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS
     Stockholders’ proposals intended to be presented at the 2008 Annual Meeting of Stockholders must be received by the Board’s Secretary, at its principal executive offices, 209 Muñoz Rivera Ave., San Juan, Puerto Rico, 00918, no later than November 19, 2007 for inclusion in the Corporation’s proxy statement and proxy card relating to the 2008 Annual Meeting of Stockholders.

San Juan, Puerto Rico, March 19, 2007.

RICHARD L. CARRIÓN Chairman of the Board, President, and Chief Executive Officer	SAMUEL T. CÉSPEDES Secretary
YOU MAY REQUEST A COPY, FREE OF CHARGE, OF THE CORPORATION’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 AS FILED WITH THE SEC THROUGH OUR WEBSITE, www.popular.com, OR BY CALLING (787) 765-9800 OR WRITING TO ILEANA GONZÁLEZ, SENIOR VICE PRESIDENT, POPULAR, INC., P.O. BOX 362708, SAN JUAN, PR 00936-2708.

IF YOU WISH TO VOTE BY TELEPHONE, INTERNET OR MAIL, PLEASE READ THE INSTRUCTIONS BELOW.

C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735-9544
Popular, Inc. encourages you to take advantage of the convenient ways to vote for matters to be covered at the 2007 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and follow the simple instructions the Vote Voice provides you.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL
Please mark, sign, date and return this card promptly using the enclosed postage prepaid envelope. No postage is required if mailed in the United States, Puerto Rico or the U.S. Virgin Islands.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	POPLR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Tuesday, May 1, 2007

To the Stockholders of Popular, Inc.:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Popular, Inc. (the “Meeting”) for the year 2007 will be held at 9:00 a.m. local time on Tuesday, May 1, 2007, on the third floor of the Centro Europa Building, in San Juan, Puerto Rico, to consider and act upon the following matter:
	☐	☐	☐

(1)	To elect three (3) directors of Popular, Inc. (the “Corporation”)
for a three-year term:
1) Michael Masin
2) Manuel Morales Jr.
3) José R. Vizcarrondo

		For	Against	Abstain

(2)	To ratify the selection of the Corporation’s independent registered public accounting firm for 2007.	☐	☐	☐
Stockholders of record at the close of business on March 12, 2007, are entitled to notice of and to vote at the Meeting.
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEM 1 AND 2 ABOVE.
NOTE: Please see the back of this form for important information.

	Yes	No

Please indicate if you wish to view Meeting materials electronically via the Internet rather than receiving a hard copy.	☐	☐
PLEASE SIGN AS YOUR NAME APPEARS ON THIS FORM. IF SHARES ARE HELD JOINTLY, ALL OWNERS SHOULD SIGN. CORPORATION PROXIES SHOULD BE SIGNED BY AN AUTHORIZED OFFICER. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD SO INDICATE WHEN SIGNING.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

This Proxy is Solicited on Behalf of the Board of Directors.
The undersigned hereby appoints Richard L. Carrión, Jorge A. Junquera and David H. Chafey Jr. or any one or more of them as proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote as designated above all the shares of common stock of Popular, Inc. held of record by the undersigned on March 12, 2007, at the Annual Meeting of Stockholders to be held at the Centro Europa Building, 1492 Ponce de León Avenue, Third Floor, San Juan, Puerto Rico, on May 1, 2007, at 9:00 a.m. local time or at any adjournments thereof. The proxies are further authorized to vote such shares upon any other business that may properly come before the Meeting or any adjournments thereof.